As filed with the Securities and Exchange Commission on June 8, 2007

Registration No. 333-142381

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN RACING CAPITAL, INC.
(Name of Small Business Issuer in its Charter)

Nevada	7948	87-0631750
State or Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

P.O. Box 22002
San Diego, CA 92192
(800) 230-7132
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

A. Robert Koveleski, Chief Executive Officer
P.O. Box 22002
San Diego, CA 92192
(800) 230-7132
(Name, Address and Telephone Number of Agent for Service)

Copies of Communications to:

Richard I. Anslow, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726
Telephone: (732) 409-1212
Fax: (732) 577-1188

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Units/Shares to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001 per share (1)	3,778,466(2) (3)	$0.109	$411,853	$12.65(5)

Total	3,778,466		$411,853	$12.65(5)

(1)
Represents 3,778,466 shares of common stock issuable in connection with the conversion of Callable Secured Convertible Notes in accordance with the Securities Purchase Agreement dated July 25, 2006 between us and AJW Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC. The price of $0.109 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and is based on the estimated conversion price of the Callable Secured Convertible Notes ($0.109 was the average of the lowest three (3) intraday trading prices for our common shares during the twenty (20) trading days prior to the date the Notes were issued on July 25, 2006, less a 55% discount).

(2)
The number of shares being registered for the conversion of the Callable Secured Convertible Notes is 3,778,466 representing approximately ¹/3 of our 11,335,398 non-affiliate outstanding common shares issued and outstanding as of May 31, 2007.

(3)	None of the 3,778,466 shares being registered are shares that have been, or will be, received as liquidated damages or conversion default payments.

(5)	Previously paid Registration Fee of $7.32.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus subject to completion dated June 8, 2007

PROSPECTUS

AMERICAN RACING CAPITAL, INC.

3,778,466 SHARES OF COMMON STOCK

Our Selling Stockholders are offering to sell 3,778,466 shares of common stock issuable in connection with the conversion of promissory notes.

Our shares of common stock are quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “ANRC”. The last reported sale price of our common stock on May 29, 2007 was $0.73.

We will receive no proceeds from the sale of the shares by the Selling Stockholders.

The date of this Prospectus is , 2007

The securities offered in this Prospectus involve a high degree of risk and are subject to the “penny stock” rules. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Prospectus. You should read the entire Prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. American Racing Capital, Inc. is referred to throughout this Prospectus as "ANRC", "American Racing Capital", “ARCI”, “Company", "we", "us", or “our”.

Our Company

American Racing Capital, Inc. (the “Company”) was originally incorporated under the laws of the State of Nevada on September 8, 1998 as Mega Health Corporation. On June 23, 1999, the name of the corporation was changed to Altrimega Health Corporation (“Altrimega”). On October 17, 2005, the Company entered into two Share Exchange Agreements with American Racing Capital, Inc., a Nevada company (“ARCI”) and the shareholders of ARCI and ARC Development Corporation, a Nevada corporation (“ARCD”) and the shareholders of ARCD, respectively. As a result of these share exchange transactions, ARCI and ARCD became wholly-owned subsidiaries of the Company. In October 2005, the Company adopted a new strategy focused on the business of auto racing and motorsports. Since then, the Company has been pursuing business opportunities that further its presence into the field of auto racing and motorsports.

On November 21, 2006, the Company entered into a Shareholders Agreement, by and among Motorsports & Entertainment of Tennessee, Inc., a Nevada corporation (“MET”) and a majority-owned subsidiary of ARC (51%), and LJ&J Enterprises, Inc., a Pennsylvania corporation and minority shareholder of MET (40%). Simultaneously with the execution of the Shareholders Agreement, MET entered into a Stock Purchase Agreement with LJ&J Enterprises of Tennessee, Inc., a Tennessee corporation (“LJ&J”) to purchase eighty percent (80%) of common stock in LJ&J (the “LJ&J Stock”). LJ&J holds the management and concessions contract for auto racing and special events at the “Music City Motorplex”, located on the Tennessee State Fairgrounds in downtown Nashville, Tennessee. The Company completed the first part of the acquisition whereby it acquired forty percent (40%) of the LJ&J Stock, effective as of January 1, 2007, and anticipates completing the second part of the acquisition in the second quarter of 2007. Music City Motorplex is a 5/8th’s mile paved NASCAR sanctioned short-track, highly steeped in tradition. Located on 115 acres of the Tennessee State Fairgrounds just two miles from the center of downtown Nashville, this facility hosts NASCAR sanctioned events from March through October. Revenues will proceed from existing track operations, concessions and some special events. Build-outs will include attractions such as a family fun entertainment-zone, concerts, additional city sanctioned events, and growing special attractions. Through LJ&J, we now operate one race track.

The Company’s business operations have also included marketing and consulting services in the areas of automotive dealer networks and the design and development of racing facilities.

Summary Financial Data

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations and balance sheet data for the years ended December 31, 2006 and 2005 are derived from our December 31, 2006 and 2005 audited consolidated financial statements. The statement of operations and balance sheet data for the three months ended March 31, 2007 are derived from our March 31, 2007 unaudited financial statements.

	For the Year Ended December 31, 2006	For the Year Ended December 31, 2005	For the Three Months Ended March 31, 2007
STATEMENT OF OPERATIONS

Revenues	$0	$88,989	$0
Net Income (Loss)	$(5,186,557)	$(120,635)	$(548,571)
General and Administrative Expenses	$157,320	$131,940	$70,689
Net Income (Loss) Per Share	($0.33)	(.03)	(.02)

	As of
	December 31, 2006	December 31, 2005	March 31, 2007
BALANCE SHEET DATA

Cash	$23,363	$379	$1,635
Total Current Assets	$24,118	$379	$1,635
Total Assets	$467,643	$788	$444,247
Total Liabilities	$422,628	$1,167	$581,803
Stockholders’ Equity (Deficiency)	$45,015	$(172,298)	$(137,556)

Going Concern

As reflected in the Company’s Financial Statements and Note 2 to the Financial Statements which accompany this Prospectus, the Company’s accumulated deficit of $5,910,568 at March 31, 2007 and $5,361,997 at December 31, 2006 and its working capital deficiency of $581,803 at March 31, 2007 and $398,510 at December 31, 2006 raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional debt or capital. The audited financial statements for December 31, 2006 do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

To successfully grow the individual segments of the business, we must decrease our cash burn rate, improve our cash position and the revenue base of each segment, and succeed in our ability to raise additional capital through a combination of primarily public or private equity offering or strategic alliances. We also depend on certain contractors and our executives, and the loss of any of those contractors or executives, may harm our business.

Our Contact Information

Our principal executive offices are located at P.O. Box 22002, San Diego, CA 92192. We can be reached by calling (800) 230-7132, faxing (949) 777-109 or emailing info@americanracingcapital.com. We invite you to visit our website at www.americanracingcapital.com for information about our company, products and services.

The Offering

Common Stock Offered by Selling Stockholders:
Up to 3,778,466 representing approximately ¹/3 of our 11,335,398 non-affiliate common shares outstanding as of May 31, 2007. The convertible notes were issued pursuant to the Securities Purchase Agreement dated July 25, 2006. On July 25, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (Collectively, the Investors"). The initial funding of $700,000 of which The Company received net proceeds of $645,000 was completed on July 26, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Capital Partners, LLC invested $67,900; AJW Offshore, Ltd. invested $413,000; AJW Qualified Partners, LLC invested $210,000; and New Millennium Capital Partners II, LLC invested $9,100.

Common Stock to be Outstanding After the Offering:	Up to 36,963,864 shares.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock.

OTCBB Symbol:	ANRC

DISCLOSURE REGARDING OUR RECENT FINANCING AND CONVERSION OF NOTES AND EXERCISE OF WARRANTS

Terms of Financing Documents

Securities Purchase Agreement

On July 25, 2006 (the “Issuance Date”), we entered into a Securities Purchase Agreement with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (the “Investors”), whereby the Investors purchased an aggregate of (i) $2,000,000 in Callable Secured Convertible Notes (the “Notes”) and (ii) warrants to purchase 10,000,000 shares of our common stock (the “Warrants”). The Investors will purchase the Notes and Warrants in three (3) tranches as set forth below:

1.	At closing on July 26, 2006 (“Closing”), the Investors purchased Notes aggregating $700,000 and Warrants to purchase 10,000,000 shares of CMEG common stock;

2.	On September 12, 2006, the Investors purchased Notes aggregating $600,000; and

3.	Upon effectiveness of this Registration Statement, the Investors will purchase Notes aggregating $700,000.

Under the Securities Purchase Agreement, we are obligated to pay all costs and expenses incurred by us in connection with the negotiation, preparation and delivery of the transaction documents, as well as the costs associated with registering the common shares underlying the Notes being offered in this Prospectus.

Future Capital Raising Limitations. The Company may not, without the prior written consent of a majority-in-interest of the Investors, negotiate or contract with any party to obtain additional equity financing (including debt financing with an equity component) involving the following:

1.	Issuance of common stock at a discount to the market price of such stock;

2.	Issuance of convertible securities that are convertible into an indeterminate number of shares of Common Stock; or

3.
Issuance of warrants during the “Lock-Up Period.” The Lock-up Period begins on the Closing Date and extends until the later of (i) two hundred seventy (270) days from the Closing Date; or, (ii) one hundred eighty (180) days from the date the Registration Statement is declared effective (plus any days in which sales cannot be made thereunder).

In addition, Investors have a right of first refusal of any future equity offerings (including debt with an equity component) for the period beginning on the Closing and ending two (2) years after the end of the Lock-up Period (the “Right of First Refusal”). The Right of First Refusal provides each Buyer an option to purchase its pro rata share of the securities being offered in the future offering on the same terms as contemplated by such Future Offering.

Notwithstanding the above, such limitations shall not apply to any transaction involving:

1.
issuances of securities in a firm commitment underwritten public offering (excluding a continuous offering pursuant to Rule 415 under the 1933 Act, an equity line of credit or similar financing arrangement) resulting in net proceeds to the Company of in excess of $15,000,000; or

2.
issuances of securities as consideration for a merger, consolidation or purchase of assets, or in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or in connection with the disposition or acquisition of a business, product or license by the Company.

The limitations also shall not apply to the issuance of securities upon exercise or conversion of the Company’s options, warrants or other convertible securities outstanding as of the date hereof or to the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option or restricted stock plan approved by the shareholders of the Company.

Furthermore, the limitations shall not apply in the event the Company’s Board of Directors decides, in good faith, to enter into a transaction or relationship in which the Company issues shares of Common Stock or other securities of the Company to a person or any entity which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company received benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose business is investing in securities.

Liquidated Damages. We are liable to pay liquidated damages in shares or cash, at our election, equal to 3% of the outstanding amount of the Notes per month plus accrued and unpaid interest if we breach any (i) covenant set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the Notes in the agreed upon manner, obtain written consent from the Investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of common shares or maintain the listing or quotation of our common shares on an exchange or automated quotation system; or (ii) representation or warranty regarding the condition of our company set forth in the Securities Purchase Agreement.

Security Agreement and Intellectual Property Security Agreement

In connection with the Securities Purchase Agreement and as security for the Notes, we executed a Security Agreement and an Intellectual Property Security Agreement granting the Investors a continuing security interest in, a continuing first lien upon, an unqualified right to possession and disposition of, and a right of set-off against, in each case to the fullest extent permitted by law, all of the Company’s right, title and interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under the Security Agreement and Intellectual Property Security Agreement, events of default occur upon:

•	The occurrence of an event of default (as defined in the Notes and listed below) under the Notes;

•	Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;

•
The failure by us to observe or perform any of our obligations under the Security Agreement or Intellectual Property Security Agreement for ten (10) days after receipt of notice of such failure from the Investors; and

•	Any breach of, or default under, the Warrants.

Warrants

Exercise Terms and Limitation. We simultaneously issued to the Investors seven (7) year Warrants to purchase 10,000,000 shares of our common stock at an exercise price of $0.30. The Investors have contractually agreed to restrict their ability to exercise the Warrants and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Cashless Exercise. If the shares of common stock underlying the Warrants are not registered, then the Investors are entitled to exercise the Warrants on a cashless basis without paying the exercise price in cash. In the event that the Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

Anti-Dilution. The Warrants’ exercise price will be adjusted in certain circumstances such as if we issue common stock at a price below market price, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors’ position.

Notes

Interest, Maturity and Conversion. The Notes bear interest at 6% per annum, mature three (3) years from the issuance date, and are convertible into shares of our common stock at the applicable percentage of the average of the lowest three (3) intraday trading prices for our shares of common stock during the twenty (20) trading day period prior to conversion, but not including the conversion date. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty (30) days of the closing, and (ii) 60% in the event that the Registration Statement is declared effective by the SEC. The “Applicable Percentage” was amended to 45% on April 18, 2007.

In the event of full conversion of the aggregate principal amount of the Notes of $2,000,000, we would have to register a total of 13,698,630 shares of common stock. This amount is calculated as follows:

The aggregate principal amount of the Notes is $2,000,000. The estimated conversion price of the Notes is $0.109 based on the following: $0.243 was the average of the lowest three (3) intraday trading prices for our shares of common stock during the twenty (20) trading days prior to the Issuance Date (“Average Common Stock Price”), less a 55% discount. Thus, at a discounted price-per-share of $0.109, 18,348,624 shares of the Company's common stock would be issuable upon conversion of $2,000,000 into common shares of the Company ("Conversion Shares") and would be registered.

There is no limit to the number of shares that we may be required to issue upon conversion of the Notes as it is dependent upon our share price, which varies from day to day. This could cause significant downward pressure on the price of our common stock. The following table shows the effect on the number of shares issuable upon full conversion, in the event the common stock price declines by 25%, 50% and 75% from the trading price on the date of the Closing.

		Price Decreases By
	7/26/2006	25%	50%	75%
Average Common Stock Price (as defined above)	$0.243	$0.182	$0.122	$0.061
Conversion Price	$0.109	$0.082	$0.055	$0.027
100% Conversion Shares	18,348,624	24,390,244	36,363,636	74,074,074

Conversion Limitation. The Investors have contractually agreed to restrict their ability to convert the Notes and receive shares of our common stock such that the number of shares of our common stock held by them and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of our common stock.

Call Option. The Notes have a call option, which provides us with the right to prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the Notes and the market price is at or below $0.25 per share. Prepayments are to be made in cash equal to either (i) 120% of the outstanding principal and accrued interest for prepayments occurring within 30 days following the issue date of the Notes; (ii) 130% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the Notes; and (iii) 140% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the Notes. To exercise this right, we must provide to the note holders prior written notice no less than 3 trading days before the exercise date.

Partial Call Option. In the event that the average daily price of the common stock for each day of the month ending on any determination date is below $0.25, we have a partial call option which provides us with the right to prepay a portion of the outstanding principal amount of the Notes equal to 101% of the principal amount hereof divided by thirty-six (36) plus one month's interest. Exercise of this option will stay all conversions for the following month. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, we have granted the Investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

Anti-Dilution. The Notes’ conversion price will be adjusted in certain circumstances such as if we issue common stock at a price below market price, except for any securities issued in connection with the Notes, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the Investors’ position.

Default. An “Event of Default” occurs if we:

•	Fail to pay the principal or interest when due;

•	Fail to issue shares of common stock upon receipt of a conversion notice;

•	Fail to file a registration statement within 45 days following the Closing or fail to have the registration statement effective 135 days following the Closing;

•	Breach any material covenant or other material term or condition in the Notes or the Securities Purchase Agreement;

•	Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection with the financing transaction;

•
Fail to maintain the listing or quotation of our common stock on the OTCBB or an equivalent exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange;

•
Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our of our subsidiaries' property or business, or such a receiver or trustee shall otherwise be appointed;

•
Have any money judgment, writ or similar process shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the Investors;

•
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors; or

•	Default under any Note issued pursuant to the Securities Purchase Agreement.

Amendment of Notes and Issuance of Additional Warrants

On April 18, 2007 (the “Second Issuance Date”), we entered into an Amendment of Notes with the Investors. Whereby we agreed to lower the Applicable Percentage of the Notes to 45% and agreed to issue to the Investors an additional 1,000,000 Warrants under the same terms conditions as the original Warrants, except that the exercise price. In consideration for the additional Warrants and increased discount, the Company is not currently in default under the terms of the Notes.

Value of Shares Underlying Notes

The maximum aggregate dollar value of the 3,778,466 shares of common stock underlying the Notes that the Company has registered for resale is $411,853. This number is based on ¹/3 of our 11,335,398 non-affiliate outstanding common shares issued and outstanding as of May 31, 2007 and the estimated conversion price per share of $0.109 ($0.243 was the average of the lowest three (3) intraday trading prices for our common shares during the twenty (20) trading days prior to the date the Notes were issued on July 25, 2006, less a 40% discount).

The market price for the Company’s common stock on the Issuance Date was $0.25 per share based on the closing price on July 24, 2006, the last closing price prior to the Issuance Date. Using this market price per share, the maximum aggregate dollar value of the 3,778,466 common shares underlying the Notes that the Company has registered for resale is $944,616.50.

Fees and Payments Associated with Transaction

The following table discloses the dollar amount of each payment (including the dollar value of any payments to be made in common stock) in connection with the financing transaction that the Company has paid, or may be required to pay to any Selling Stockholder, any affiliate of a Selling Stockholder, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction. The table also reflects the potential net proceeds to the Company from the sale of the Notes and the total possible payments to all selling shareholders and any of their affiliates in the first year following the sale of convertible notes. We intend to use all proceeds received in connection with the financing transaction for general corporate, business development and working capital purposes. For purposes of this table, we assumed that the aggregate of $2,000,000 in Notes were issued on July 25, 2006, even though the Investors are not obligated to pay to us the third tranche of $600,000 until this Registration Statement is declared effective by the SEC. There are no other persons with whom any Selling Stockholder has a contractual relationship with regarding the transaction.

Finder’s Fee(1)	Structuring and Due Diligence Fees(2)	Maximum Possible Interest Payments(3)	Maximum Redemption Premium(4)	Maximum Possible Liquidated Damages(5)	Maximum First Year Payments(6)	Maximum Possible Payments(7)	Net Proceeds to Company(8)

$130,000	$35,000	$190,379.50	$876,151.80	$63,088.16	$166,026.87	$418,467.66	$1,835,000

(1)	The Company paid to Earl Ingarfield a fee of $130,000 on July 26, 2006 for arranging the financing pursuant to a Consulting Agreement.

(2)
Pursuant to the Securities Purchase Agreement, the Company paid to The National Investment Resources, LLC (“NIR”) $30,000 in structuring and due diligence fees and $5,000 to Ballard Spahr Andrews & Ingersoll, LLP, NIR’s legal counsel in connection with the transaction.

(3)
Maximum amount of interest that can accrue assuming all Notes aggregating $2,000,000 were issued on July 25, 2006 and remain outstanding until the maturity date. Interest is payable quarterly provided that no interest shall be due and payable for any month in which the intraday trading price is greater than $0.04. The Company, at its option, may pay accrued interest in either cash or, in shares of its common stock. To date, no interest has accrued or been paid since our intraday trading price has been greater than $0.04.

(4)
Under certain circumstances we have the right to redeem the full principal amount of the Notes prior to the maturity date by repaying the principal and accrued and unpaid interest plus a redemption premium of 40%. This represents the maximum redemption premium the Company would pay assuming we redeem all of the Notes twelve (12) months from July 25, 2006.

(5)
Under the Stock Purchase Agreement, the maximum amount of liquidated damages that the Company may be required to pay for the twelve (12) months following the sale of all Notes is 3% of the outstanding principal and accrued and unpaid interest.

(6)
Total maximum payments that the Company may be required to pay to the Selling Stockholders for the twelve (12) months following the sale of all Notes, which is comprised of $102,938.71 in first year interest and $63,088.16 in liquidated damages. If we redeemed the Notes one year from the Issuance Date, then the total payments would be $2,876,151.80, which is calculated by adding the outstanding principal ($2,000,000), plus total first year interest payments ($102,938.71), plus liquidated damages ($63,088.16), plus maximum redemption premium ($710,124.93).

(7)
Total maximum payments payable by Company, includes finder’s fees of $130,000, structuring and due diligence fees of $35,000, maximum possible interest of $190,379.50 and maximum possible liquidated damages of $63,088.16. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, which would increase the possible maximum payments by Company to $503,467.66 and reduce the net proceeds to Company to $1,750,000. In addition, we were required to place in escrow $20,000 for the purchase of keyman insurance for our executives. The premium was $ for a $ policy, which would increase the possible maximum payments by Company to $ and reduce the net proceeds to Company to $ .

(8)
Total net proceeds to the Company including the $130,000 finder’s fee and $35,000 structuring and due diligence fees. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement.

Total Possible Profit Selling Stockholders Could Realize

Notes

The following table discloses the total possible profit Selling Stockholders could realize as a result of the conversion discount for the securities underlying the Notes. For purposes of this table, we assumed that the aggregate of $2,000,000 in Notes were issued on July 25, 2006, even though the Investors are not obligated to pay to us the third tranche of $700,000 until this registration statement is declared effective by the SEC.

Market Price(1)	Conversion Price(2)	Shares Underlying Notes(3)	Combined Market Price of Shares(4)	Total Conversion Price(5)	Total Possible Discount to Market Price(6)

$0.25	$0.109	18,348,624	$3,424,657.50	$2,000,000.02	$1,424,657.48

(1)	Market price per share of our common stock on the Issuance Date (July 25, 2006).

(2)
The conversion price per share of our common stock underlying the Notes on the Issuance Date is calculated by the average of the lowest three (3) intraday trading prices for our common shares during the twenty (20) trading days prior to the date the Notes were issued on July 25, 2006 ($0.243 was the average), less a 40% discount.

(3)
Total number of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date. Since the conversion price of the Notes may fluctuate as market prices fluctuate, the actual number of shares that underlie the Notes will also fluctuate.

(4)	Total market value of shares of common stock underlying the Notes assuming full conversion as of the Issuance Date based on the market price on the Issuance Date.

(5)	Total value of shares of common stock underlying the Notes assuming full conversion of the Notes as of the Issuance Date based on the conversion price.

(6)	Discount to market price calculated by subtracting the total conversion price (result in footnote (5)) from the combined market price (result in footnote (4)).

Warrants

We also issued to Selling Stockholders seven year Warrants to purchase an aggregate of 11,000,000 shares of our common stock, exercisable on a cashless basis provided we are not in default of the Notes with the aggregate exercise price of $3,500,000 if exercised on a cashless basis. The following table discloses the total possible profit Selling Stockholders could realize as a result of the cashless exercise of the Warrants.

Market Price(1)	Exercise Price(2)	Shares Underlying Warrants(3)	Combined Market Price(4)	Total Exercise Price(5)	Total Possible Discount to Market Price(6)

$0.25	$0.30	10,000,000	$2,500,000	$3,000,000	$0
$0.45	$0.50	1,000,000	$450,000	$500,000	$0
Total		11,000,000	$2,950,000	$3,500,000	$0

(1)	Market price per share of our common stock on the Issuance Date (July 25, 2006) and Second Issuance Date (April 18, 2007), respectively.

(2)
The exercise price per share of our common stock underlying 10,000,000 Warrants is fixed at $0.30 and 1,000,000 Warrants is fixed at $0.50, except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price.

(3)
Total number of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date and Second Issuance Date. Upon certain adjustments of the exercise price of the warrants, the number of shares underlying the warrants may also be adjusted such that the proceeds to be received by us would remain constant.

(4)
Total market value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date and Second Issuance Date based on the market price of the common stock on the Issuance Date and Second Issuance Date.

(5)	Total value of shares of common stock underlying the Warrants assuming full exercise as of the Issuance Date and Second Issuance Date based on the exercise price.

(6)
Discount to market price calculated by subtracting the total exercise price (result in footnote (5)) from the combined market price (result in footnote (4)). The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a loss to the Selling Stockholder. Since the closing prices of our common stock on the Issuance Date and Second Issuance Date were less than the Warrants’ exercise price, the Warrants are out of the money and no profit would be realized as of the Issuance Date and Second Issuance Date.

Combined Total Possible Profit Selling Stockholders Could Realize

The following table summarizes the potential proceeds available to the Company pursuant to the financing with the Investors and the Investors’ return on investment. For purposes of this table, we assumed that the aggregate of $2,000,000 in Notes were issued on July 25, 2006, even though the Investors are not obligated to pay to us the third tranche of $700,000 until this registration statement is declared effective by the SEC, and that the Investors exercise all of the in-the-money Warrants, if any, on a cash basis.

Gross Proceeds Payable to Company(1)	Maximum Possible Payments by Company(2)	Net Proceeds to Company(3)	Combined Total Possible Profit to Investors(4)	All Payments + Possible Profit / Net Proceeds(5)	All Payments + Possible Profit / Net Proceeds Averaged Over 3 Years(6)

$2,000,000	$418,467.66	$1,835,000	$1,424,657.48	100.44%	33.48%

(1)	Total amount of the Notes.

(2)
Total maximum payments payable by Company, includes finder’s fees of $130,000, structuring and due diligence fees of $35,000, maximum possible interest of $190,379.50 and maximum possible liquidated damages of $63,088.16. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, which would increase the possible maximum payments by Company to $503,467.66 and reduce the net proceeds to Company to $1,750,000. In addition, we were required to place in escrow $20,000 for the purchase of keyman insurance for our executives. The premium was $ for a $ policy, which would increase the possible maximum payments by Company to $ and reduce the net proceeds to Company to $ .

(3)
Total net proceeds to the Company including the $130,000 finder’s fee and $35,000 structuring and due diligence fees. We also incurred $65,000 in legal fees for the transaction and filing of this registration statement, and paid $ for the purchase of keyman insurance for our executives, both of which would increase the possible maximum payments by us to $ and reduce the net proceeds to the Company to $ .

(4)
Total possible profit to the Investors is based on the aggregate discount to market price of the conversion of the Notes and cashless exercise of Warrants. The Notes’ conversion price is calculated by the average of the lowest three (3) intraday trading prices for our common shares during the twenty (20) trading days prior to the date the Notes were issued on July 25, 2006 ($0.243 was the average), less a 40% discount. The result of an exercise of the Warrants at the exercise price and a sale at the market price would be a loss to the Selling Stockholder. Since the closing prices of our common stock on the Issuance Date and Second Issuance Date were less than the Warrants’ exercise price, the Warrants are out of the money and no profit would be realized.

(5)
Percentage equal to the maximum possible payments by us in the transaction ($418,467.66) plus total possible discount to the market price of the shares underlying the convertible debentures ($1,424,657.48), plus profit from 11,000,000 Warrants in the money as of the Issuance Date and Second Issuance Date ($0), divided by the net proceeds to the Company resulting from the sale of the Notes ($1,835,000).

(6)	Calculated by dividing 100.44% (footnote 5) by 3.

Prior Securities Transactions with Selling Stockholders

We have not engaged in any prior securities transactions with the Selling Stockholders, any affiliates of the Selling Stockholders, or any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons).

Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding prior to convertible note transaction held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.	11,335,398

Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.	0

Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.	0

Number of shares sold in registered resale by Selling Stockholders or affiliates of Selling Stockholders.	0

Number of shares registered for resale on behalf of Selling Stockholders or affiliates of Selling Stockholders in current transaction.	3,778,466

Repayment, Shorting and Prior Transactions with Selling Stockholders

The Company intends to repay the overlying securities and believes that it will have the financial ability to make all payments on the Notes when they become due and payable. To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the selling shareholders have an existing short position in the Company’s common stock.

Other than its issuance and sale of the Notes and the Warrants to the Selling Stockholders, the Company has not in the past three (3) years engaged in any securities transaction with any of the Selling Stockholders, any affiliates of the Selling Stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in the transaction documents filed as Exhibits to our Form 8-K filed August 4, 2006, including the (i) the Securities Purchase Agreement, (ii) the Notes and the Warrants and (iii) the Security Agreement, (iv) the Intellectual Property Security Agreement, the Company does not have any agreements or arrangements with the Selling Stockholders with respect to the performance of any current or future obligations.

RISK FACTORS

Risks Related to Our Business

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline.

We have historically lost money and losses may continue in the future, and this may adversely impact our business.

Since our inception, through March 31, 2007 we have not been profitable and have lost money on both a cash and non-cash basis. For the period ended March 31, 2007, we recorded a net loss from operations of $548,571. For the year ended December 31, 2006, we recorded net loss from operations of $5,186,557. Our accumulated deficit was  $5,910,568 at March 31, 2007 and $5,361,997 as of December 31, 2006. Future losses are likely to occur, as we are dependent on spending money to evaluate and pursue motor sports development projects. No assurances can be given that we will be successful in maintaining operations or reaching profitable operations. Accordingly, we may continue to experience liquidity and cash flow problems.

Our limited operating history makes it difficult or impossible to evaluate our performance and make predictions about our future.

Due to our limited operating history, it is difficult to make an evaluation of our future performance can be made. You should be aware of the difficulties normally encountered by motorsports companies similarly situated to us and the high rate of failure of such enterprises. If we do not successfully address the risks facing us, then our future business prospects will be significantly limited and, as a result, the trading price of our common stock would likely decline significantly. You should consider the likelihood of our future success in view of our limited operating history, as well as the complications frequently encountered by other companies in the early stages of development. If we encounter problems, additional costs, difficulties, complications or delays in connection with our motorsports activities, it will have a material adverse effect on its business, results of operations and financial condition, and as a result, we could be forces to cease our business operations.

We will need to raise additional capital or debt funding to sustain operations, and our inability to obtain adequate financing may result in us curtailing or ceasing our business operations

Unless we can become profitable, we will require additional capital to commence and sustain operations and will need access to additional capital or additional debt financing to grow. In addition, to the extent that we have a working capital deficit and we will need to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of implementing our business objectives. Any of these events could be materially harmful to our business, which would force us to curtail or cease our business operations, thus resulting in a lower stock price.

We have been the subject of a going concern opinion from December 31, 2006 and 2005 from our independent auditors, which means that we may not be able to continue operations unless we can become profitable or obtain additional funding.

Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the year ended December 31, 2006, which states that the financial statements raise substantial doubt as to our ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We will have to raise additional funds to meet our current obligations and to cover operating expenses through the year ending December 31, 2007. If we are not successful in raising additional capital we may not be able to continue as a going concern.

We are subject to a working capital deficit, which means that our current assets on March 31, 2007 and December 31, 2006 were not sufficient to satisfy our current liabilities.

We had a working capital deficit of $581,803 at March 31, 2007 and $398,510 at December 31, 2006, which means that our current liabilities as of that date exceeded our current assets on March 31, 2007 and December 31, 2006 by $581,803 and $398,510, respectively. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2007 and December 31, 2006 were not sufficient to satisfy all of our current liabilities on that date. We will have to raise capital or debt to fund the deficit or cease our business operations.

Our common stock may be affected by limited trading volume and may fluctuate significantly, and this may adversely affect your investment.

There has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced in the past, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

Additional financing may potentially dilute the value of our stockholders' shares.

We will need to raise additional capital to fund our anticipated future expansion and implement our business plan. Any additional financing may also involve dilution to our then-existing stockholders, which could result in a decrease in the price of our common stock.

We depend on key personnel and our failure to attract or retain key personnel could harm our business.

Our success largely depends on the efforts and abilities of our key executive and consultants, including A. Robert Koveleski, our President and Chief Executive Officer, and consultant, Steve B. Pinson, consultant d/b/a Pinson LLC. The loss of the services of Messrs. Pinson and Koveleski could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues.

New business ventures or acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.

We continually seek to expand our operations through acquisitions of businesses and assets. These transactions involve various inherent risks, such as:

•	uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

•	the potential loss of key personnel of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

•	problems that could arise from the integration of the acquired or new business;

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and

•	unexpected development costs that adversely affect our profitability.

Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or the commencement of a new business venture.

We have relied on capital contributed by related parties, and such capital may not be available in the future.

From October 2005 through October 27, 2006 we financed our operations through advances from the Company’s former President, Davy Jones. Prior to October 2005, other shareholders had advanced funds to pay expenses incurred by the Company from time to time. As of December 31, 2006, all notes payable to related parties have been paid. As of December 31, 2005, the Company had notes payable totaling $60,764 to Mr. Jones’ affiliate entities for funds advanced. As of December 31, 2005, the Company had a note payable in the amount of $10,127 to Fast One, Inc. and a note payable in the amount of $50,637 to DJ Motorsports, Inc.

Our future cash requirements will depend on many factors, including new race track acquisitions. We do not expect to generate a positive cash flow from operations until we complete successful acquisitions of race tracks and other motor sports properties. We intend to seek additional funding through public or private financing transactions. Successful future operations are subject to a number of technical and business risks, including our continued ability to obtain future funding, satisfactory product development and market acceptance for our products.

Although we have been paying back these loans from Mr. Jones, we may be unable to repay the remainder as planned and may have to look again to Mr. Jones for assistance in financing if we are unable to obtain future financing. There is no guarantee that Mr. Jones will have financial resources available to assist in our funding.

We are subject to new corporate governance and internal controls reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements could adversely affect our business.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, we will be required to include management and auditor reports on internal controls as part of our annual report for the year ended December 31, 2006 pursuant to Section 404 of the Sarbanes-Oxley Act. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

Our success will depend partly on our ability to operate without infringing on or misappropriating the proprietary rights of others.

We may be sued for infringing on the intellectual property rights or misappropriating the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, we could be required to stop the infringing activity and/or pay substantial damages. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

If a third party holding intellectual property rights successfully asserts an infringement claim with respect to any of our products, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Any required license may not be available to us on acceptable terms, or at all. Some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market some of our anticipated products, which could have a material adverse effect on our business, financial condition and results of operations.

Shareholders must rely on management for the operation of the company.

All decisions with respect to the operation of ANRC and development, production and marketing of our products and services, will be made exclusively by management. Our success will, to a large extent, depend on the quality of the management of the company. In particular, we will depend on the services of our board members and officers. Management believes that these individuals have the necessary business experience to supervise the management of the company and production and commercial exploitation of our products, however, there can be no assurance that they will perform adequately or that our operations will be successful. Shareholders will have no right or power to take part in the management of the company, for the most part, except to the extent of voting for the members of the Board of Directors each year. Accordingly, no person should purchase any of the stock offered hereby unless such prospective purchaser is willing to entrust all aspects of the management of the company to management and has evaluated management's capabilities to perform such functions.

Our quarterly operating results will fluctuate.

Our quarterly operating results will fluctuate for many reasons, including:

•	our ability to retain existing customers, attract new customers and satisfy our customers' demands,
•	our ability to acquire merchandise, manage our inventory and fulfill orders,
•	changes in gross margins of our current and future products, services, and markets,
•	introduction of our new sites, services and products or those of competitors,
•	changes in usage of the Internet and online services and consumer acceptance of the Internet and online commerce,
•	timing of upgrades and developments in our systems and infrastructure,
•	the level of traffic on our Web site,
•	the effects of acquisitions and other business combinations, and related integration,

•	technical difficulties, system downtime or Internet brownouts,
•	our ability to properly anticipate demand,
•	our level of merchandise returns,
•	disruption of our ongoing business,
•	problems retaining key managerial personnel,
•	expenses associated with amortization of goodwill and other purchased intangible assets,
•	additional operating losses and expenses of acquired businesses, if any, and
•	impairment of relationships with existing employees, customers and business partners.

Risks Related to Our Common Stock and Its Market

If the ownership of our common stock continues to be somewhat concentrated in shares owned by our management, it may prevent you and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

As of May 31, 2007, our executive officer, director (A. Robert Koveleski, Chairman, Chief Executive Officer, President, Chief Financial Officer and Secretary), and his affiliate (SW International, LLC, for which A. Robert Koveleski, is the Managing Member of SW International and has sole voting and investment control over these shares) beneficially own or control approximately 41.74% of the outstanding shares of our common stock and 100% of the outstanding shares of our Series A Convertible Preferred Stock designation (our common shares vote on a one vote per share basis, while each share of our Series A Convertible Preferred entitles the holder to 300 votes). Accordingly, our current executive officers, directors and their affiliates will have some control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of us, even if such a change of control would benefit our other stockholders. The concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

We may issue additional preferred stock in the future, and the terms of the preferred stock may reduce the value of your common stock.

We are authorized to issue up to 10,000,000 shares of preferred stock in one or more series. Our Board of Directors will be able to determine the terms of preferred stock without further action by our stockholders. We have designated 2,000,000 shares of preferred stock as Series A Convertible Preferred Stock which is convertible into 300 shares of common stock, 1,000,000 of which were issued to management and are outstanding as of May 31, 2007. To the extent we issue preferred stock, it could affect your rights or reduce the value of your common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, and may include preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions.

We have not, and currently do not anticipate, paying dividends on our common stock.

We have never paid any dividend on our common stock and do not plan to pay dividends on our common stock for the foreseeable future. We currently intend to retain future earnings, if any, to finance operations, capital expenditures and to expand our business.

There is a limited market for our common stock which makes it difficult for investors to engage in transactions in our securities.

Our common stock is quoted on the OTCBB under the symbol “ANRC”. There is a limited trading market for our common stock. If public trading of our common stock does not increase, a liquid market will not develop for our common stock. The potential effects of this include difficulties for the holders of our common shares to sell our common stock at prices they find attractive. If liquidity in the market for our common stock does not increase, investors in our company may never realize a profit on their investment.

Our stock is thinly traded, which can lead to price volatility and difficulty liquidating your investment.

The trading volume of our stock has been low, which can cause the trading price of our stock to change substantially in response to relatively small orders. In addition, during the last two fiscal years and interim quarters, our common stock has traded pre-split as low as $0.11 and as high as $12.00, and post-split as low as $0.18 and as high as $2.45. Both volume and price could also be subject to wide fluctuations in response to various factors, many of which are beyond our control, including actual or anticipated variations in quarterly and annual operating results and general market perception. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. In addition, we believe that factors such as changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our common stock is deemed to be “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade "penny stocks" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded on the Pink Sheets, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

We failed to have a registration statement become effective within 135 days after the initial closing date of July 26, 2006 with our recent financing and as such we are subject to liquidated damages. Liquidated damages may be paid in cash or in shares of our common stock pursuant to the Securities Purchase Agreement and “Conversion Default Payments” may be paid in cash or shall be convertible into shares of our common stock pursuant to the Notes.

We received financing from the Selling Stockholders listed in this document on July 26, 2006 and September 12, 2006. Such financing required us to file a registration statement and have the registration statement declared effective by the SEC within 135 days of the closing of the financing, which occurred on July 26, 2006. Since we withdrew our initial registration statement and a registration statement was not declared effective within 135 days of July 26, 2006, we began incurring liquidated damages equal to 3% of the principal of the Notes issued for each 30 day period that a registration statement was not declared effective after December 7, 2006.

The conversion of the promissory notes based on our recent financing is based on an average of our lowest intraday trading prices of our common stock over a certain period of time prior to conversion and the decrease of the intraday trading price will result in issuance of a significant increase of shares resulting in dilution to our shareholders.

The conversion of the promissory notes in our recent financing is based on the applicable percentage of the average of the lowest three (3) intraday trading prices for the Common Stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. The price of our common shares may fluctuate and the lower intra-day trading price in the future, will result in a conversion ratio resulting in issuance of a significant amount of our common shares to the promissory note holders. This will result in our present shareholders being diluted.

Selling shareholders may impact our stock value through the execution of short sales which may decrease the value of our common stock.

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. The selling shareholders in this registration statement could short the stock by borrowing and then selling our securities in the market, and then converting the stock through either the Note or Warrants at a discount to replace the security borrowed. Because the selling shareholders control a large portion of our common stock, the selling shareholders could have a large impact on the value of our stock if they were to engage in short selling of our stock. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

Shares eligible for public sale in the future could decrease the price of our shares of common stock and reduce our future ability to raise capital.

Sales of substantial amounts of shares of our common stock in the public market could decrease the prevailing market price of our common stock. If this is the case, investors in our shares of common stock may be forced to sell such shares at prices below the price they paid for their shares, or in the case of the investors in the July 2006 financing, prices below the price they converted their notes and warrants into shares. In addition, a decreased market price may result in potential future investors losing confidence in us and failing to provide needed funding. This will have a negative effect on our ability to raise equity capital in the future.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

SELLING STOCKHOLDERS

On July 25, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (Collectively, the Investors"). The initial funding of $700,000 of which we received net proceeds of $645,000 was completed on July 26, 2006 with the following parties and evidenced by callable secured convertible notes: AJW Capital Partners, LLC invested $67,900; AJW Offshore, Ltd. invested $413,000; AJW Qualified Partners, LLC invested $210,000; and New Millennium Capital Partners II, LLC invested $9,100.

On September 12, 2006, the second tranche of funding of $600,000 (we received net proceeds of $600,000) was completed with the following parties and evidenced by callable secured convertible notes: AJW Partners, LLC invested $66,000; AJW Offshore, Ltd. invested $366,000; AJW Qualified Partners, LLC invested $162,000; and New Millennium Capital Partners II, LLC invested $6,000.

Upon effectiveness of the Registration Statement, the Investors will purchase Notes aggregating $700,000 for the third and final tranche of funding.

On July 25, 2006, the Investors also received the following seven year warrants to purchase shares of our common stock, exercisable at $.30 per share: AJW Capital Partners, LLC - 970,000 warrants; AJW Offshore, Ltd. - 5,900,000 warrants; AJW Qualified Partners, LLC - 3,000,000 warrants; and New Millennium Capital Partners II, LLC - 130,000 warrants (the "Warrants"). On April 18, 2007, we issued to the Investors an additional 1,000,000 warrants at an exercise price of $0.50. The Warrants are not subject to registration rights.

The Investors secured convertible notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) intraday trading prices for the Common Stock during the twenty (20) trading day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. Under the terms of the callable secured convertible note and the related warrants, the callable secured convertible note and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of callable secured convertible notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

Upon full subscription to the Securities Purchase Agreement and full conversion of the Notes, the total shares being registered are 3,778,466 as follows: (i) AJW Capital Partners, LLC - 366,511 shares of common stock issuable in connection with the conversion of the callable secured convertible note; (ii) AJW Offshore, Ltd. - 2,229,295 shares of common stock issuable in connection with the conversion of the callable secured convertible note;; (iii) AJW Qualified Partners, LLC - 1,133,540 shares of common stock issuable in connection with the conversion of the callable secured convertible note; and (iv) New Millennium Capital Partners II, LLC - 49,120 shares of common stock issuable in connection with the conversion of the callable secured convertible note.

The following table sets forth the name of the Selling Stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of May 31, 2007 and the number of shares of common stock being offered by the Selling Stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the Selling Stockholders are under no obligation to sell all or any portion of such shares nor are the Selling Stockholders obligated to sell any shares immediately upon effectiveness of this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders.

Name of Selling Stockholder (11)	Shares of Common Stock Owned Prior to the Offering (1)	Percent of Common Shares Owned Prior to the Offering	Shares of Common Stock to be Sold in the Offering		Number of Shares Owned After the Offering	Percent of Shares Owned After Offering

AJW Capital Partners, LLC (7)	0	0	366,511	(2)(3)	0	0%

AJW Offshore, Ltd. (8)	0	0	2,229,295	(2)(4)	0	0%

AJW Qualified Partners, LLC (9)	0	0	1,133,540	(2)(5)	0	0%

New Millennium Capital Partners II, LLC (10)	0	0	49,120	(2)(6)	0	0%

Totals	0	0	3,778,466		0	0%

(1)	Based on 33,185,398 shares issued and outstanding as of May 31, 2007.

(2)
The conversion has been calculated based on the maximum number of shares the Investors can receive in accordance with the 6% Callable Secured Convertible Notes and Rule 415. The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the notes is indeterminate, is subject to adjustment and could be materially less or more than such estimated numbers depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the notes by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”). The convertible notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) intraday trading prices for the common stock during the twenty (20) trading day period prior to conversion. The "Applicable Percentage" means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing and (ii) 60% in the event that the Registration Statement becomes effective within one hundred and twenty days from the Closing. The “Applicable Percentage” was amended to 45% on April 18, 2007. Under the terms of the debentures, if the debentures had actually been converted on July 26, 2006, the conversion price would have been $0.109, which is calculated by using the average of the three lowest intraday trading prices within 20 days from July 26, 2006 less a 55% discount. Under the terms of the debentures, the debentures are convertible by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of the debentures) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholder could beneficially own at any given time through their ownership of the debentures.

(3)	Represents 366,511 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

(4)	Represents 2,229,295 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

(5)	Represents 1,133,540 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

(6)	Represents 49,120 shares of our common stock issuable in connection with the conversion of the callable secured convertible note.

(7)
AJW Capital Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC.

(8)
AJW Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Offshore Ltd.

(9)
AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC.

(10)
New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II LLC of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners, LLC.

(11)	None of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades on any securities or market where our common stock is trading,

•
purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $100,000.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Regulation M

We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the Selling Shareholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Shareholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Shareholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

On March 29, 2007, D.Davy Jones ("Jones") filed a complaint against the Company in the Ninth Judicial District of the State of Nevada in Douglas County (the "Complaint"). In the Complaint, Jones' alleges that the Company has failed to fulfill its payment obligations under that certain Settlement Agreement and General Release, dated October 27, 2006, between Jones and the Company. Jones' claims for relief include breach of contract, breach of implied covenant of good faith, quantum merit, and attorney's fees and Jones seeks damages in excess of $10,000. To date, the Company has not filed a response. The Company intends to pursue settlement discussions with Davy Jones.

Except as discribed above, neither the Company nor any of its subsidiaries is a party to any pending or threatened legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages as of management, and business experience of the directors, executive officers and certain other significant employees of our company. Our directors hold their offices for a term of one year or until their successors are elected and qualified. Our officers serve at the discretion of the Board of Directors. Each officer devotes as much of his working time to our business as is required.

Name	Age	Position

A. Robert Koveleski	52	Chairman, Chief Executive Officer, President, Interim Chief Financial Officer, Principal Accounting Officer

The principal occupation for the past five (5) years (and, in some instances, for prior years) of each of our directors and officers are as follows:

A. Robert Koveleski serves as our Chairman, Chief Executive Officer, President, Interim Chief Financial Officer, Principal Accounting Officer. He has been a director since October 2005. Previously, Mr. Koveleski was our Vice-President. During the past thirty-five years, Koveleski has worked exclusively in the auto racing industry contracting and consulting with professional race teams, racing drivers, automotive manufacturers and automotive after-market companies. Utilizing his racing background, he became vice president of operations at the AutoWorld catalog mail order house. He was also president of the Chevrolet Camaro Connection, a catalog company which Mr. Koveleski created and managed. During this time, he dealt with hundreds of suppliers and printed more than two and a half million automotive racing catalogs a year. In 1980 he purchased half interest in a racing school at Pocono International Raceway. While promoting road racing at the track, he secured sponsors and manufacturers as financial participants.

Board of Directors

All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion. We have had a standing audit committee since our inception.

Significant Employees

None.

Family Relationships

No family relationships exist among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five (5) years, none of our directors, executive officers, promoters, control persons, or nominees has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Ethics

On May 10, 2004, the Board of Directors of the Company adopted a written Code of Ethics designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Ethics. This Code of Ethics has been filed with the Securities and Exchange Commission as an Exhibit to our Form 10-KSB filed on March 31, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of May 31, 2007, by: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than five percent of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class(2)

Common Stock	A. Robert Koveleski(1)	1,850,000	5.57%

Common Stock	Fairhills Capital(4) 1275 Fairhills Drive Ossining, NY 10562	8,000,000	24.11%

Common Stock	SW International, LLC(5) 2033 Main Street, Suite 600 Sarasota, FL 34237	12,000,000	36.16%

Common Stock	Earl Ingarfield 15 Paradise Plaza, Suite 265 Sarasota, FL 34239	2,352,500	7.09%

Common Stock	All officers and directors as a group (1 in number)	13,850,000	41.74%

Series A Convertible Preferred Stock(3)	A. Robert Koveleski(1)	1,000,000	100.00%

Series A Convertible Preferred Stock(3)	All officers and directors as a group (1 in number)	1,000,000	100.00%

(1) The address for the beneficial owner is P.O. Box 22002, San Diego, CA 92192.

(2) Based on 33,185,398 common shares and 1,000,000 preferred shares outstanding as of May 31, 2007.

(3) Shares of our Series A Convertible Preferred Stock are entitled to one vote per share and are convertible at any time into three hundred (300) fully paid, nonassessable shares of the Company’s Common Stock.

(4) Edward J. Bronson, Esq. is the Managing Member of Lionheart Associates, LLC d/b/a Fairhills Capital and has sole voting and investment control over these shares.

(5) A. Robert Koveleski is the Managing Member of SW International, LLC and has sole voting and investment control over these shares.

DESCRIPTION OF SECURITIES

We are authorized to issue 500,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which 2,000,000 shares have been designated as Series A Convertible Preferred Stock. As of May 31, 2007, there were outstanding 33,185,398 shares of common stock and 1,000,000 shares of Series A Convertible Preferred Stock. Only common stock is offered in this prospectus.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock (there are none currently). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

Preferred Stock

We have authorized 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share, of which 2,000,000 shares have been designated as Series A Convertible Preferred Stock. Our Board of Directors has the authority, without further action by the stockholders, to issue from time to time the blank check preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Series A Convertible Preferred Stock

Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder and subject to a 65 day written notice to the Company, at any time after the date of the issuance into three hundred (300) fully paid, nonassessable shares of the Company’s Common Stock. The Series A Convertible Preferred shareholders have a priority over common stockholders upon liquidation, dissolution or winding up. Series A Convertible Preferred shareholders are entitled to vote on all matters upon which common shareholders can vote and each holder of Series A Preferred Stock is entitled to one vote for each share of Common Stock into which the Series A Preferred Stock held by such holder is then convertible. Preferred shares are entitled to dividends on a pro rata basis.

Convertible Notes

On July 25, 2006, we entered into a Securities Purchase Agreement for a total subscription amount of $2,000,000 that included Stock Purchase Warrants and Callable Secured Convertible Notes with AJW Capital Partners, LLC, AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (collectively, the “Investors”). As of the date of this Prospectus, the Investors hold Notes aggregating $1,300,000 and are obligated to issue additional Notes in the amount of $700,000 once this Registration Statement is declared effective by the SEC.

The Callable Secured Convertible Notes are convertible into shares of our common stock at a variable conversion price based upon the applicable percentage of the average of the lowest three (3) intraday trading prices for the Common Stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a Registration Statement is filed within thirty days of the closing, and (ii) 60% in the event that the Registration Statement is declared effective by the SEC. The “Applicable Percentage” was subsequently amended to 45% on April 18, 2007. Under the terms of the Notes, the Notes are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of Notes or unexercised portions of the warrants) would not exceed 4.99% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

Warrants

Based on our recent financing, we issued to the Investors seven (7) year Warrants to purchase shares of our common stock, exercisable at $0.30 per share, except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price. We issued to the Investors an additional 1,000,000 warrants at an exercise price of $0.50 under the same terms as the prior warrants. Each Warrant entitles the holder to one share of our common stock and is exercisable for seven (7) years from July 25, 2006, and April 18, 2007, respectively. The Warrants are not subject to registration rights.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP, our independent legal counsel, has provided an opinion on the validity of our common stock. Anslow & Jaclin, LLP has been our legal counsel since inception.

The financial statements included in this prospectus and the registration statement have been audited by Moore & Associates Chartered, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

In addition, we have the power, by our by-laws or in any resolution of our shareholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

DESCRIPTION OF BUSINESS

History and Organization

American Racing Capital, Inc. was incorporated under the laws of the State of Nevada on September 8, 1998 as Mega Health Corporation. On June 23, 1999, the name of the corporation was changed to Altrimega Health Corporation (“Altrimega”). On July 25, 2002, the Company entered into a non-binding letter of intent with Creative Holdings, Inc., a South Carolina corporation (“Creative Holdings”). Pursuant to that Letter of Intent and upon the consummation of a definitive agreement, Altrimega was to acquire Creative Holdings. A Merger Agreement was executed on August 15, 2002, between the Company, Altrimega Acquisition Company, a Nevada corporation, Creative Holdings, and the shareholders of Creative Holdings. On September 2, 2002, the Company, Creative Holdings and the shareholders of Creative Holdings amended the Merger Agreement and restructured the merger into a stock exchange transaction, whereby Creative Holdings would become a wholly-owned subsidiary of the Company. The share exchange was completed on October 17, 2002, at which time, Creative Holdings became a wholly owned subsidiary of the Company.

Pursuant to the share exchange transaction (effective retroactively as of August 15, 2002), with Creative Holdings and it’s shareholders, the shareholders of Creative Holdings exchanged with and delivered to the Company 100% of the issued and outstanding capital stock of Creative Holdings in exchange for 20,000,000 shares of common stock of the Company and 1,000,000 shares of Series A Convertible Preferred Stock of the Company. Each share of Series A Convertible Preferred Stock was convertible into 300 shares of common stock of the Company. Between December 21, 2004 and January 5, 2005, the Company entered into releases with each holder of the Company’s 1,000,000 shares of Series A Preferred Stock, which resulted in the cancellation of all of the Company’s outstanding shares of Series A Preferred Stock.

Also on October 17, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, American Racing Capital, Inc., a Nevada company (“ARCI”) and the shareholders of ARCI, pursuant to which, the ARCI shareholders exchanged with, and delivered to the Company all of the issued and outstanding common stock of ARCI in exchange for 150,000,000 shares of the Company’s common stock and 1,000,000 shares of Series A Preferred Stock, which can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company’s common stock. As a result of the Share Exchange Agreement, on October 19, 2005, ARCI became a wholly-owned subsidiary of the Company and the shareholders of Fast One, Inc., DJ Motorsports, Inc. and ARCI became the controlling shareholders of the Company.

On October 18, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, ARC Development Corporation, a Nevada corporation (“ARCD”) and the shareholders of ARCD. Pursuant to the Share Exchange Agreement, the ARCD shareholders exchanged with, and delivered to, ARC the issued and outstanding common stock of ARCD in exchange for 135,000,000 shares of the Company’s Common Stock, and 1,000,000 shares of Series A Preferred Stock, which can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company’s Common Stock. As a result of the Share Exchange Agreement, on October 19, 2005, ARCD became a wholly-owned subsidiary of the Company.

As a result of the share exchange transactions, in October 2005, the Company adopted a new strategy which seeks to integrate race track design and development operations with a professional racing team and a national driving school network to leverage the popularity and growth of the motor sports industry.

On March 20, 2006, the Board of Directors of the Company, pursuant to unanimous written consent, approved a one for one hundred (1-for-100) reverse stock split of the Company’s issued and outstanding, which became effective on March 30, 2006. As a result of this reverse stock split, on March 20, 2006, the Company’s issued and outstanding common stock was reduced based on the 1-for-100 ratio and the new symbol for the Company was changed to ‘ANRC’.

On October 27, 2006, the Company entered in a Settlement Agreement and General Release with D. Davy Jones whereby it returned the shares of Fast One, Inc. and Davy Jones Motorsports, Inc. to Mr. Jones for 1,500,000 shares of its common stock and 1,000,000 shares of its preferred stock. As additional consideration for termination of his employment contract, the Company agreed to pay Mr. Jones $240,000 over 24 months. As a result, Fast One, Inc. and Davy Jones Motorsports, Inc. are no longer our subsidiaries.

Business Operations

Our intended core business is racetrack development and facilities management. We have the following three-pronged approach to growth in this market segment: (1) Short-track acquisitions, (2) Short-track design and development venues coupled with events sanctioned by; CHAMPCAR, INDYCAR, NASCAR, or other major participating organizations, and (3) the Company intends to solicit corporations seeking to utilize motorsports as a revenue-generating promotional opportunity, providing motorsports marketing, and product licensing.

 By agreement on February 2, 2007, the Company retained Frost Motorsports LLC., to compile a comprehensive search on available speedway properties. Frost Motorsports specializes in the location and valuation of motorsports facilities. Hiring Frost Motorsports will play an intricate role in developing the Company’s growth initiatives as they offer multi-faceted services custom designed to the client’s needs. Frost Motorsports and its strategic partners provide expert analysis and innovative financial solutions within the motorsports industry.  They consult on; valuation, feasibility, transactional, operational, and strategic planning projects for track owners, race sanctioning bodies, professional team owner and other motorsports participants.  Over the last fifteen years, their clients have included Roger Penske, Richard Petty, Jeff Gordon, Championship Auto Racing Teams (“CART”), the National Hot Rod Association (“NHRA”) and scores of racing tracks across North America.

American Racing Capital intends to position itself to acquire a network of companies. American Racing Capital intends to focus on racetrack development and facilities management throughout the continental the United States. Through it’s subsidiaries, the Company will attempt to (a) secure financial interests in established track facilities which may also include race management contracts, (b) engage in the re-design, development, and management of race track facilities through controlling interests or wholly owned acquisitions, and (c) acquire associated companies that compliment our projected motorsports holdings.

The Company is seeking to acquire several established short tracks with development potential.  The Company has a vision for a diverse project portfolio that ranges from developing larger-scale racetrack multiplex facilities, to smaller less elaborate race track facilities. The Company is evaluating racetracks in viable markets currently offered for sale.  Assets, profitability and profit potential, land development, facilities expansion, and ancillary development are key guiding criteria.

On November 21, 2006, the Company entered into a Shareholders Agreement, by and among Motorsports & Entertainment of Tennessee, Inc., a Nevada corporation (“MET”) and a majority-owned subsidiary of ARC (51%), and LJ&J Enterprises, Inc., a Pennsylvania corporation and minority shareholder of MET (40%). Simultaneously with the execution of the Shareholders Agreement, MET entered into a Stock Purchase Agreement with LJ&J Enterprises of Tennessee, Inc., a Tennessee corporation (“LJ&J”) to purchase eighty percent (80%) of common stock in LJ&J (the “LJ&J Stock”). LJ&J holds the management and concessions contract for auto racing and special events at the “Music City Motorplex”, located on the Tennessee State Fairgrounds in downtown Nashville, Tennessee. The Company completed the first part of the acquisition whereby it acquired forty percent (40%) of the LJ&J Stock, effective as of January 1, 2007, and anticipates completing the second part of the acquisition in the second quarter of 2007. Music City Motorplex is a 5/8th’s mile paved NASCAR sanctioned short-track, highly steeped in tradition. Located on 115 acres of the Tennessee State Fairgrounds just two miles from the center of downtown Nashville, this facility hosts NASCAR sanctioned events from March through October. Revenues will proceed from existing track operations, concessions and some special events. Build-outs will include attractions such as a family fun entertainment-zone, concerts, additional city sanctioned events, and growing special attractions. Through LJ&J, we now operate one race track.

Industry and Marketplace

Motor Sports Industry

Motor sports are among the most popular and fastest-growing spectator sports in the United States, with annual attendance at all U.S. motor sports events exceeding 20 million people. Racing events often attract huge festival-sized crowds, many times larger than the Super Bowl, World Series games and NBA finals combined. Many races broadcast live on network and cable TV.

According to the National Speed Sport News (8/30/00), 240,000 spectators showed up for the “Brickyard 400” at Indianapolis Motor Speedway on 8/6/2006. Stations like ESPN and ESPN2, Speed Channel, ABC, CBS, NBC, FOX, TNT and the Outdoor Channel all regularly broadcast racing events. In recent years, race coverage ratings have grown more than 20%, while those of the NFL and the NBA have shown little or no growth and MLB ratings have actually declined as much as 20% according to Street & Smith’s Sports Business Journal (2/13/06).

Given its high profile, auto racing is no longer just a sport. Management believes that it attracts big business and is one of the strongest marketing vehicles for companies to utilize in investing marketing and advertising dollars. This is the reason more Fortune 500 companies are actively involved in auto racing than any other sport.

The motor sports racing industry consists of several distinct categories of auto racing, each with its own organizing/sanctioning body, with corresponding sanctioned events. Sanctioning bodies are responsible for all aspects of race management required to conduct a racing event, including: regulating racing, drivers, safety and teams, providing officials to ensure fair competition, and administering the race and series purses and other prize payments. Sanctioning bodies typically derive revenues from merchandising, race sponsorships, television distribution, and membership fees. During the 2004 racing season, approximately $2.0 billion was spent on corporate sponsorships in the motor sports industry, according to IEG Sponsorship Report (Chicago).

Of the sanctioning bodies in the United States, NASCAR, IRL, NHRA, and Grand Am are among the more well known. The largest auto racing category in the United States, in terms of media exposure and sponsorships, is stock car racing, conducted by the National Association of Stock Car Auto Racing (NASCAR). Until roughly ten years ago, NASCAR events and viewership were predominately confined to the southeastern part of the US. Today, NASCAR races are held, and viewers hail from, all over the country.

Motor sport events are generally heavily promoted, with a number of supporting events surrounding each main race event. Examples of supporting events include: secondary races, qualifying time trials, practice sessions, driver autograph sessions, automobiles and product expositions, catered parties, and other racing related events designed to maximize the spectator’s overall entertainment experience and enhance value to sponsors.

Motor Sports Market

Our corporate objective is to service the motor sports market by integrating our racetrack design and development, and motor sports marketing services. We intend to capitalize on our strategic alliances throughout the industry, which have been created over many years, to adequately position us take full advantage of all available business ventures. We anticipate creating long-term value by focusing on building and acquiring racetrack facilities and motor sports companies that will add value for our investors.

The strength of racing, its widespread appeal, and the ability to reach a large number of people have proven to be a formula for economic success. As a multifaceted motor sports holding company, we intend to position ourselves to capitalize on the future growth of the auto racing industry and its considerable economic rewards.

Motor Sports Sales and Marketing

We seek to finance new build-outs of multi-venue entertainment facilities and acquire and upgrade existing racing facilities, including taking over certain management contracts with current operating racetracks. We are also interested in obtaining certain professional advanced driving schools which introduce many thousands of people to grass-roots motor sports programs.

Our project plans will include involvement in many aspects of auto racing and motor sports and will focus on NASCAR type short-oval paved racing tracks.

Included within the configuration of certain facilities are: Oval racing, Drag Racing, Drifting, Autocross, Road Racing, Karting, Racing Schools, Motorcross & Supercross, Atv and Pee-Wee Racing.

All racing venues will produce revenue from competitors paying racecar entree and driver and crew membership fees. Revenue will also come from race event ticket sales, garage passes, food and beverage concessions, VIP suites and hospitality areas including catering, race fan apparel and souvenir concessions, space rentals for life-style expo booths, race program sales and advertising, track signage, event sponsorships and multi-year track naming rights. And, in some cases television, radio and ancillary rights fees. Additional feasibility studies will allow for projects to include additional revenue generating amenities such as hotels, condos, restaurants, retail shops, water-parks, concerts and special events.

We also assist outside companies in tying into a particular racing organization’s intellectual properties and assets and provide other contractual work, including;

•	Consulting in specific areas of motor sport,

•	Research, evaluate and provide strategic planning for entry into racing,

•	Formulate high-energy branding platforms to fit motor sports,

•	Take the initiative for the motor sport program management,

•	Initiate advertising and public relations exposure,

•	Develop product licensing and merchandising agreements,

•	Provide corporate hospitality and VIP race weekend packages, and

•	Arrange on-track activities with famous celebrity drivers.

Competition

There is increased competition in the field of motor sports racing and entertainment. The field has in the recent past enjoyed vibrant growth of interest in auto racing. Management believes that increased popular interest in this field has created demand for additional services, such as those intended to be provided by the Company. If these growth trends continue, the Company believes that there could be adequate demand for the Company’s services.

In respect to how the Company’s competitive position as compared to other motor sports development companies in this geographic region, management believes that our position is considerably weaker than most other companies because of our limited ability to raise funds. The lack of capital causes the Company to not be able to participate in many projects that are identified.

Intellectual Property

We do not own any intellectual property.

Government Approval and Regulation

We do not need government approval for our principal products or services. In developing new racing venues and hosting event, we may be subject to certain local (municipal, town or city) noise regulations, which will not adversely affect our business operations.

Employees

As of May 31, 2007, the Company has one employee. Mr. A. Robert Koveleski, is the Company’s President, Chief Executive Officer, Interim Chief Financial Officer and Principal Accounting Officer. In September of 2006, the Company entered into formal employment agreement with Mr. Koveleski for a term of 3 years. He will receive a base salary of $120,000 annually , and will be entitled to a discretionary bonus and stock option program to acquire up to 250,000 shares of Common Stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The discussion in this section contains certain statements of a forward-looking nature relating to future events or our future performance. Words such as "anticipates," "believes," "expects," "intends," "future," "may" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the only means of identifying forward-looking statements. Such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, you should specifically consider various factors identified in this report, including the matters set forth under the caption "business risks," which could cause actual results to differ materially from those indicated by such forward-looking statements.

Going Concern

As reflected in the Company’s unaudited financial statements for the three months ended March 31, 2007 and audited financial statements for the twelve months ended December 31, 2006, the Company’s accumulated deficit of $5,910,568 and $5,361,997, respectively, and its working capital deficiency of $581,803 and $398,510, respectively, raise substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional debt or capital. The financial statements for December 31, 2006 do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Plan of Operations for 2007

For the initial stages, we estimate a need for $1,500,000 to $2,500,000 to fund the first year of event and administrative operations and provide working capital. The Company anticipates raising capital in the next 12 months from equity line funds and private financing. The Company’s monthly burn rate is approximately $45,000 per month and consists of $25,000 in salaries and approximately $20,000 in operating expenses, legal and accounting costs.

Through its subsidiaries, ARC intends to: (1) secure financial interests in established track facilities coupled with the execution of race management contracts, (2) engage in the re-design, development, and management of racetrack facilities through controlling interests or wholly owned acquisitions, and (3) acquire associated companies that compliment our motorsports holdings and, provide specialized motorsports marketing services.

The process is underway to inventory and rank racetracks in viable markets that are currently offered for sale. Assets, profitability and profit potential, land development, facilities expansion, and ancillary development are key guiding criteria. ARC intends to secure several facilities in 2007, and close with a combination of cash and stock. ARC actively seeks financing and Letters of Intent will proceed immediately upon funding.

Results of Operations

For the Three Months Ended March 31, 2007 Compared to the Three Months Ended March 31, 2006

Revenues. Revenue from continuing operations for the three months ended March 31, 2007, was $-0- compared to $-0- in revenue for the three month period ended March 31, 2006. The Company discontinued its operations on October 1, 2006 when it disposed of its ownership of Davy Jones Motorsports, Inc. The Company accounts for its investment in LJ&J under the equity method of accounting accordingly no revenues are recognized in the financial statements.

Operating Expenses. Operating expenses from continuing operations for the three months ended March 31, 2007 were $449,325, as compared to $-0-, for the three months ended March 31, 2006, because the Company disposed of its ownership of Davy Jones Motorsports, Inc. Operating expenses in 2007 consisted of $378,626 in consulting and professional fees paid in connection with acquisitions being considered and $70,689 in general and administrative expenses.

Net ( Loss). The Company had a net loss of $548,571 for the three months ended March 31, 2007, as compared to a net loss of $25,120 for the three months ended March 31, 2006. The increased loss of $523,451 or 2,084% was mostly attributable to the value of the shares of common stock and warrants issued to consultants valued at $366,000.

For the Year Ended December 31, 2006, Compared to the Year Ended December 31, 2005

Revenues. We had no revenues from continuing operations for the years ended December 31, 2006 and 2005. We anticipate revenues for the fiscal year ending 2007 to consist of race track management fees from the Music City Motorplex racetrack in Nashville, TN and consulting fees to the motorsports industry.

Operating Expenses. Operating expenses for the year ended December 31, 2006 were $6,257,102. We had no operating expenses from continuing operations in 2005 because we disposed of our operating subsidiaries in a settlement agreement with our former president Davy Jones on October 27, 2006. Operating expenses in 2006 consisted of $6,008,581 in consulting fees, $99,415 in travel expenses and payroll expenses of $24,318. $5,711,510 of the consulting fees were paid in shares of our common stock because we have limited cash resources for engaging the people we need to build our business.

Net (Loss). The Company had a loss from continuing operations of $5,186,557 for the year ended December 31, 2006 and a gain from discontinued operations of $1,257,298, as compared to a loss from discontinued operations of $120,635 for the year ended December 31, 2005.

Liquidity and Capital Resources

The Company’s financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We have incurred losses since inception. We incurred a net loss of $548,571 for the three months ended March 31, 2007, and have an accumulated deficit of $5,910,568 at March 31, 2007. As of March 31, 2007, we had current assets of $1,635 and current liabilities of $581,803 resulting in a working capital deficit of $580,168. Through its subsidiary MET, the Company holds a 40% interest in LJ&J and currently has a commitment to acquire up to 80% of LJ&J upon final payment of $250,000. For the three months ended March 31, 2007, the Company used net cash in its operations of $21,728, no cash was used in investing activities and no cash was provided by financing activities.

 The Company incurred a net loss from operations of $5,186,557 and $120,635 for the years ended December 31, 2006 and December 31, 2005, respectively. We had an accumulated deficit of $5,361,997 at December 31, 2006. As of December 31, 2006, the Company’s had assets of $443,525 and liabilities of $422,628, a difference of $45,015. To date, we have relied on financing to operate our business. Management recognizes that the Company must generate or obtain additional capital to enable it to continue operations. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon the Company’s obtaining additional equity capital and ultimately obtaining profitable operations. However, no assurances can be given that the Company will be successful in these activities. Should any of these events not occur, the accompanying consolidated financial statements will be materially affected.

The Company incurred losses since inception until fiscal year ended December 31, 2006.  Since October 2005, any shortfall in working capital has been met through advances from the Company’s former President, Davy Jones. Prior to October, 2005, other shareholders have advanced funds to pay expenses incurred by the Company from time to time.

Included in our liabilities, is $1,000,000 in convertible debt net of  the discount for the beneficial conversion feature of $763,889. Notes  payable to related parties of $56,664 are also included in our liabilities. In the third quarter of 2006, the Company secured funding through the issuance of notes and warrants. On July 25, 2006, the Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement") with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (collectively, the "Investors"). Under the terms of the Securities Purchase Agreement, the Investors purchased an aggregate of (i) $2,000,000 in callable convertible secured notes (the "Notes") and (ii) seven year warrants to purchase 10,000,0000 shares of the Company's common stock at an exercise price of $0.30 (the "Warrants"). The Notes carry an interest rate of 6% per annum and a maturity date of July 25, 2009. The notes are convertible into the Company's common shares at fifty percent (50%) (the "Applicable Percentage") of the average of the lowest three (3) trading prices for our shares of common stock during the twenty (20) trading day period prior to conversion. However, the Applicable Percentage shall be increased to (i) 55% in the event that a registration statement is filed within thirty days of the closing and (ii) 60% in the event that the registration statement becomes effective within one hundred and twenty days from the Closing. In addition, the Company has granted the investors a security interest in substantially all of its assets and intellectual property as well as registration rights.

On September 11, 2006 a Form SB-2 was filed with the Securities and Exchange Commission. Pursuant to Rule 477 promulgated under the Securities Act of 1933, the Company withdrew the registration Statement on Form SB-2, File No. 333-137231. The basis for the withdrawal was consistent with Rule 415(a)(1)(i).

Cash used by operating activities was $471,520 for the year ended December 31, 2006, compared to cash provided of $37,630 for 2005. The increase in cash used was due primarily to the development of our motor sports business.

We used $450,000 of cash to invest in our unconsolidated subsidiary.

Cash provided by financing activities was $944,504 during fiscal year 2006, compared to cash provided by financing activities of $38,377 during the same period in 2005. This difference was mainly due to an increase in convertible debt proceeds in 2006.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of the Company’s financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. At each balance sheet date, management evaluates its estimates. The Company based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those listed below.

Revenue Recognition

The Company recognizes revenue when services have been provided and collection is reasonably assured.

Stock-Based Compensation

The Company has traditionally accounted for stock-based compensation under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. Accordingly, no compensation cost is recognized in the financial statements, when options granted under those plans have an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The Company issued no compensatory options to its employees during the years ended December 31, 2006 and 2005.

In December 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, although this statement had no effect on the Company’s 2006 financial statements.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

DESCRIPTION OF PROPERTY

The Company’s corporate offices are located in the home of the Company’s President in San Diego, California and no rent is being charged. The Company is currently seeking to relocate into a new executive office.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

Except as indicated below, and for the periods indicated, there were no material transactions, or series of similar transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we were or are a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

On July 18, 2006, we entered into a consulting agreement with Lionheart Associates d/b/a Fairhills Capital pursuant to which we issued to Lionheart an aggregate of 8,000,000 shares of our restricted common stock. Edward J. Bronson, Esq. is the Managing Member of Lionheart and has sole voting and investment control over these shares.

On July 18, 2006, we entered into a consulting agreement with SW International, LLC, pursuant to which we issued to SW International an aggregate of 12,000,000 shares of our restricted common stock. A. Robert Koveleski is the Managing Member of SW International and has sole voting and investment control over these shares. Pursuant to the Consulting Agreement, we also paid to Lionheart Associates a fee of $150,000 for consulting services.

From October 2005 through October 27, 2006, any shortfall in working capital has been met through advances from the Company’s former president, Davy Jones. Prior to October, 2005, other shareholders have advanced funds to pay expenses incurred by the Company from time to time. All notes were satisfied upon Mr. Jones’ separation from us.

From October 2005 through October 27, 2006, Mr. Jones had permitted us to use his home located in Gardnerville, Nevada free of charge as our corporate offices.

Since October 27, 2006, we have used our President’s home located in San Diego, California as our corporate offices free of charge.

Indebtedness of Management

There were no material transactions, or series of similar transactions, since the beginning of our last fiscal year, or any currently proposed transactions, or series of similar transactions, to which we were or are a party, in which the amount involved exceeds $60,000 and in which any director or executive officer, or any security holder who is known to us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Transactions with Promoters

There were no material transactions between us and our promoters or founders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTCBB under the symbol “ANRC”. There is a limited trading market for our common stock. The following table sets forth the range of high and low bid quotations for each quarter within the last two fiscal years, and the subsequent interim period. These quotations as reported by the Pink Sheets reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	Closing Bid
YEAR 2005	High Bid	Low Bid
1st Quarter Ended March 31	$0.0045	$0.0023
2nd Quarter Ended June 30	$0.005	$0.0020
3rd Quarter Ended September 31	$0.082	$0.0033
4th Quarter Ended December 31	$0.110	$0.0071

YEAR 2006	High Bid	Low Bid
1st Quarter Ended March 31	$0.310	$0.250
2nd Quarter Ended June 30	$0.350	$0.200
3rd Quarter Ended September 31	$0.350	$0.250
4th Quarter Ended December 31	$2.450	$0.210

YEAR 2007	High Bid	Low Bid
1st Quarter ended March 31	$2.050	$0.130
Period Ended May 31	$0.730	$0.130

Holders

As of May 31, 2007 in accordance with our transfer agent records, we had 94 shareholders of record. Such shareholders of record held 33,185,398 shares of our common stock.

Dividends

Historically, we have not paid dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended December 31, 2006 and 2005 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

A. Robert Koveleski,(1) President, Chief	2006	120,000	0	3,000,000	0	0	0	0	3,120,000
Executive Officer,	2005	0	0	0	0	0	0	0	0
Interim Chief Financial Officer, Vice-President

D. Davy Jones,(2) Former President and Chief Executive Officer	2006	120,000	0	0	0	0	0	0	120,000
	2005	0	0	0	0	0	0	0	0

John W. Gandy,(3) Former President and Chief Executive Officer	2006	0	0	0	0	0	0	0	0
	2005	105,000	0	0	0	0	0	0	105,000

Ron Hendrix,(4) Former Chief Financial Officer	2006	0	0	0	0	0	0	0	0
	2005	0	0	0	0	0	0	0	0

(1)
Mr. Koveleski has served as our President and Chief Executive Officer since October 27, 2006, and as our Interim Chief Financial Officer since October 2005. Previously, Mr. Koveleski served as our Vice-President from October 2005 to October 27, 2006. In July 2006, Mr. Koveleski and the Company entered into an oral agreement whereby Mr. Koveleski would receive an annual salary of $120,000, which compensation would commence upon the Company’s obtaining funding. On July 25, 2006, upon the Company obtaining funding, Mr. Koveleski received $12,500 in compensation. In August 2006, The Company and Mr. Koveleski entered into a definitive employment agreement, whereby an additional $20,000 was paid in 2006. The balance of Mr. Koveleski’s salary for 2006 is accrued and unpaid. In addition, on July 18, 2006, Mr. Koveleski’s consulting company, SW International LLC, received as compensation for consulting services rendered 12,000,000 shares of our common stock valued at $0.25, which was the closing price on July 13, 2006, the last reported closing price prior to the issuance.

(2)
Mr. Jones served as our President and Chief Executive Officer from October 2005 until October 27, 2006. In July 2006, Mr. Jones and the Company entered into an oral agreement whereby Mr. Jones would receive an annual salary of $120,000, which compensation would commence upon the Company’s obtaining funding. On July 25, 2006, upon the Company obtaining funding, Mr. Jones received $12,500 in compensation. In August 2006, the Company and Mr. Jones entered into a definitive employment agreement, whereby an additional $20,000 was paid in 2006. Mr. Jones’ employment agreement was terminated on October 27, 2006 and is receiving severance pay of $240,000 over 24 months.

(3)
Mr. Gandy resigned as President, Chief Executive Officer and Director of the Company on November 18, 2005. During Mr. Gandy’s tenure with the Company, he served as the Company’s President and Chief Executive Officer. The Company entered into an employment agreement with Mr. Gandy in 2003, which was subsequently terminated in 2005. Mr. Gandy was to receive an annual salary of $100,000 with a 5% increase each year to a maximum of $125,000, if the Company had a profit in the previous year. Beginning July 1, 2003, Mr. Gandy informed the Board of Directors that he would forego any additional salary accruals until such time as the Company improves its financial position. In 2004, the Board of Directors voted to reinstate Mr. Gandy’s salary beginning January 31, 2005 and pay him an accrued salary of $15,000 for the fourth quarter of 2004. In 2005, Mr. Gandy’s salary was $105,000, of which he received $26,250 per quarter, and a pro rata amount up to his resignation from the Company.

(4)
On November 18, 2005, Mr. Hendrix resigned as Chief Financial Officer and Director of the Company. During his tenure with the Company, Mr. Hendrix was not compensated and spent a limited amount of time on the business.

Outstanding Equity Awards at Fiscal Year-End. There were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table during the fiscal year ended December 31, 2006, and the subsequent period up to the date of the filing of this prospectus.

Employment Agreements

We entered into a formal employment agreement with A. Robert Koveleski, President, Chief Executive Officer, Interim Chief Financial Officer and former Vice-President. The term of the agreement is for three (3) years and Mr. Koveleski will receive a base salary of $120,000. Mr. Koveleski is also entitled to a discretionary bonus and stock options to acquire 250,000 shares of our common stock.

Compensation of Directors

For the fiscal year ended December 31, 2006, and the subsequent period up to the date of filing of this prospectus, we did not compensate directors for their services.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our certified public accountants with respect to accounting practices or procedures or financial disclosure. For the year ended December 31, 2005, the Company changed its accountants to Moore & Associates, Chartered, who serve as the auditors for its newly acquired subsidiaries, Fast One, Inc., DJ Motorsports, Inc. and ARC, Inc., from L. L. Bradford, LLC. The Company filed a corresponding report on Form 8-K filed by the Company on December 9, 2005 pursuant to Item 4.01 (Changes in Registrant’s Certifying Accountant) whereby the Company disclosed the dismissal of L.L. Bradford & Company, LLC as the Company’s accountant and the engagement of Moore & Associates, Chartered, as the Company’s independent auditors.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

FINANCIAL STATEMENTS

AMERICAN RACING CAPITAL, INC. AND SUBSIDIARIES

AMERICAN RACING CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
MARCH 31, 2007
(Unaudited)

ASSETS
CURRENT ASSETS
Cash	$1,635
Total Current Assets	1,635
OTHER ASSETS
Equity investment	442,612
TOTAL ASSETS	$444,247

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$303,192
Convertible debt payable, net	236,111
Interest payable on convertible debt	42,500
Total Current Liabilities	581,803

TOTAL LIABILITIES	581,803

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock 10,000,000 shares authorized at $0.001 par value; 1,000,000 shares issued and outstanding	1,000
Common stock 500,000,000 shares authorized at $0.001 par value; 33,185,398 shares issued and outstanding	27,991
Additional paid in capital	5,744,021
Accumulated deficit	(5,910,568)

Total Stockholders’ Equity (Deficit)	(137,556)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$444,247

The accompanying notes are an integral part of these financial statements.

AMERICAN RACING CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(Unaudited)

	March 31,	March 31,
	2007	2006

SALES	$-	$-

COST OF SALES	-	-
Gross Profit	-	-

EXPENSES
Consulting and professional fees	378,636	-
Administrative	70,689	-

TOTAL EXPENSES	449,325	-

Loss from operations	(449,325)	-

OTHER INCOME (EXPENSE)
Interest expense	(98,333)	-
Equity loss	(913)	-

TOTAL OTHER (EXPENSE)	(99,246)	-

Loss - before discontinued operations	(548,571)	-
Discontinued operations	-	(25,120)
Net loss	$(548,571)	$(25,120)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.02)	$(0.01)

WEIGHTED AVERAGE OUTSTANDING SHARES
Basic and diluted	26,444,731	4,991,398

The accompanying notes are an integral part of these financial statements.

AMERICAN RACING CAPITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(Unaudited)

	March 31,	March 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(548,571)	$(25,120)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation	-	758
Amortization of discount on convertible debt	83,333	-
Common stock and warrants issued for services	366,000	-
Equity loss	913	-
Changes in operating assets and liabilities	-	-
Prepaid expenses	755	-
Accounts payable	75,842	22,500

Net cash used in operating activities	(21,728)	(1,862)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Payments on notes payable	-	-
Proceeds from notes payable-related parties	-	750
Proceeds from notes payable	-	1,000
Payments on notes payable	-	-
Net cash provided by financing activities	-	1,750

Net Increase (Decrease) in Cash	(21,728)	(112)
Cash at Beginning of Period	23,363	379
Cash at End of Period	$1,635	$267
Supplemental disclosure of cash flow information
Common stock issued for services	$366,000	$-
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

AMERICAN RACING CAPITAL, INC. AND SUBSIDIARY
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2007
(Unaudited)

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB for the year ended December 31, 2006 of American Racing Capital, Inc. and subsidiaries (the “Company” or “ARC”).

The interim financial statements present the condensed balance sheet, statements of operations and cash flows of the Company. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position of the Company as of March 31, 2007 and the results of operations and cash flows presented herein have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has generated significant losses from operations.

In order to continue as a going concern and achieve a profitable level of operations, the Company will need, among other things, to raise additional capital resources and to develop a consistent source of revenues. Management’s plans include raising additional operating funds from private placements of shares of its common stock.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Employee stock based compensation - In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS” No. 153”), “Accounting for Stock-Based Compensation”. SFAS No. 153 amends the transition and disclosure provisions of SFAS No. 123. This statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award—the requisite service period (usually the vesting period). For stock options and warrants issued to non-employees, the Company applies SFAS No. 153, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes Option Pricing Model.

The Company issued no stock and granted no warrants or options to employees for compensation for the three month period ended March 31, 2007.

4. SIGNIFICANT EVENTS

On July 25, 2006, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (collectively, the “Investors”). Under the terms of the Securities Purchase Agreement, the Investors purchased an aggregate of (i) $2,000,000 in callable convertible secured notes (the “Notes”) and (ii) seven year warrants to purchase 10,000,000 shares of the company’s common stock at an exercise price of $0.30 (the “Warrants”). The Notes carry an interest rate of 6% per annum and a maturity date of July 25, 2009. Pursuant to the Securities Purchase Agreement, the Company must file a registration statement with the U.S. Securities and Exchange Commission within forty-five (45) days of the execution of the Securities Purchase Agreement. The notes are convertible into the Company’s common stock at the Applicable Percentage of the average of the lowest three (3) trading prices for the Company’s shares of Common Stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a registration statement is filed within thirty days of the closing and (ii) 60% in the event that the registration statement becomes effective within one hundred and twenty days from the Closing. In addition, the Company has granted the investors a security interest in substantially all of its assets, as well as intellectual property and registration rights. The Company recorded an expense of $72,571 for the issuance of the warrants. The beneficial conversion feature attached to the convertible debt results in a discount of $1,000,000 which is being amortized over the 36 month term of the debt. The Company recorded amortization expense of $83,333 during the three months ended March 31, 2007. A summary of the convertible debt as of March 31, 2007 is as follows:

Convertible Debt Payable	$1,000,000

Discount	(763,889)

Net	$236,111

On November 21, 2006, the Company entered into a Shareholders’ Agreement whereby it acquired 51% of the outstanding shares of Motorsports & Entertainment of Tennessee, Inc., a Nevada corporation (“MET”). MET holds a 40% interest in LJ&J Enterprises of Tennessee, Inc., a Tennessee corporation (“LJ&J”). The Company has the right to acquire up to 80% of LJJ upon payment of $700,000 of which $450,000 has been paid as of March 31, 2007. The investment is recorded using the equity method of accounting. The Company recorded a loss of $913 for the three months ended March 31, 2007 for the investment.

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
American Racing Capital Inc.

We have audited the accompanying balance sheet of American Racing Capital Inc. as of December 31, 2006, and the related statements of operations, stockholders’ equity and cash flows through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Racing Capital Inc. as of December 31, 2006 and the results of its operations and its cash flows through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s lack of operations and sources of revenues raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
March 15, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501

AMERICAN RACING CAPITAL, INC.
Balance Sheets

	December 31,
ASSETS	2006	2005
CURRENT ASSETS

Cash	$23,363	$379
Prepaid expenses	755	-

Total Current Assets	24,118	379

FIXED ASSETS, net	-	788

OTHER ASSETS

Equity investment	443,525	-

TOTAL ASSETS	$467,643	$1,167

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$269,850	$86,201
Convertible debt payable, net	152,778	-
Notes payable	-	26,500
Notes payable - related parties	-	60,764

Total Current Liabilities	422,628	173,465

TOTAL LIABILITIES	422,628	173,465

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock: 2,000,000 shares authorized;
$0.001 par value; 1,000,000 and -0- shares issued and
outstanding, respectively	1,000	2,000
Common stock; 500,000,000 shares authorized,
$0.001 par value; 26,391,398 and 4,991,398 shares
issued and outstanding, respectively	26,391	4,991
Additional paid-in capital (deficit)	5,379,621	(3,849)
Deficit accumulated during the development stage	(5,361,997)	(175,440)

Total Stockholders' Equity (Deficit)	45,015	(172,298)

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$467,643	$1,167

The accompanying notes are an integral part of these financial statements.

AMERICAN RACING CAPITAL, INC.
Statements of Operations

	For the Years Ended December 31,
	2006	2005
REVENUES	$-	$-

OPERATING EXPENSES

Legal and professional	66,883	-
Consulting expense	6,008,581	-
Salaries and wages	24,318	-
General and administrative	157,320	-

Total Operating Expenses	6,257,102	-

LOSS FROM OPERATIONS	(6,257,102)	-

OTHER EXPENSE

Loss from equity subsidiary	6,475	-
Interest expense	180,278	-

Total Other Expense	186,753	-

LOSS FROM CONTINUING OPERATIONS	(6,443,855)	-

DISCONTINUED OPERATIONS	(82,110)	(120,635)
GAIN (LOSS) FROM DISCONTINUED OPERATIONS	1,339,408	-

NET LOSS	$(5,186,557)	$(120,635)

BASIC LOSS PER SHARE
Continuing operations	$(0.41)	$0.00
Discontinued operations	0.08	(0.03)
Total	$(0.33)	$(0.03)

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	15,691,398	4,516,513

The accompanying notes are an integral part of these financial statements.

AMERICAN RACING CAPITAL, INC.
Statements of Stockholders' Equity (Deficit)

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit
Balance, December 31, 2004	-	$-	4,042	$4,042	$-	$(54,805)

Common shares issued for cash	-	-	2,000	2,000	-	-

Recapitalization	2,000,000	2,000	4,985,356	(1,051)	(3,849)	-

Net loss for the year ended
December 31, 2005	-	-	-	-	-	(120,635)

Balance, December 31, 2005	2,000,000	2,000	4,991,398	4,991	(3,849)	(175,440)

Common shares issued for services	-	-	22,900,000	22,900	5,688,610	-

Fair value of beneficial conversion feature	-	-	-	-	1,047,871	-

Common shares cancelled for discontinued operations	(1,000,000)	(1,000)	(1,500,000)	(1,500)	(1,353,011)	-

Net loss for the year ended
December 31, 2005	-	-	-	-	-	(5,186,557)

Balance, December 31, 2005	1,000,000	$1,000	26,391,398	$26,391	$5,379,621	$(5,361,997)

The accompanying notes are an integral part of these financial statements.

AMERICAN RACING CAPITAL, INC.
Statements of Cash Flows

	For the Years Ended
	December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,186,557)	$(120,635)
Adjustments to reconcile net loss to
net cash used by operating activities:
Depreciation expense	788	3,034
Amortization of discount on convertible debt	152,778	-
Loss from equity investment	6,475	-
Common stock issued for services	5,711,510
Gain on discontinued operations	(1,339,408)
Changes in operating assets and liabilities:
(Increase) in prepaid expenses	(755)
Increase in accounts payable	183,649	79,971

Net Cash Provided (Used) by Operating
Activities	(471,520)	(37,630)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equity investment	(450,000)	-
Purchase of fixed assets	-	(919)

Net Cash Used by Investing
Activities	(450,000)	(919)

CASH FLOWS FROM FINANCING ACTIVITIES
Discontinued operations	(55,496)	-
Proceeds from notes payable - related parties	-	9,877
Proceeds from notes payable	1,000,000	26,500
Common stock issued for cash	-	2,000

Net Cash Provided by Operating Activities	944,504	38,377

NET (DECREASE) INCREASE IN CASH	22,984	(172)

CASH AT BEGINNING OF YEAR	379	551

CASH AT END OF YEAR	$23,363	$379

CASH PAID FOR:
Interest	$-	$-
Taxes	$-	$-

NON CASH FINANCING ACTIVITIES
Common stock cancelled for discontinued
operations	$1,355,511	$-

The accompanying notes are an integral part of these financial statements.

AMERICAN RACING CAPITAL, INC.
Notes to the Financial Statements
December 31, 2006 and 2005

NOTE 1 - NATURE OF ORGANIZATION

a. Organization and Business Activities

The Company was incorporated on June 23, 1999, in the State of Nevada, as Mega Health Corporation. On June 23, 1999 the name of the corporation was changed to Altrimega Health Corporation. On September 30, 2005, the Company changed its name to Creative Holdings & Marketing, Inc. On October 3, 2005 the Company changed its name to American Racing Capital, Inc.

American Racing Capital, Inc. (ARC), is a holding company for several companies within the autoracing/motorsports industry. The Company specializes in race track management, design, and development, and also performs motorsports marketing, product licensing and driver development services.

These consolidated financial statements represent the results of operations of American Racing Capital, Inc., and its unconsolidated subsidiaries Motorsports & Entertainment of Tennessee, Inc. and LJ&J Enterprises of Tennessee, Inc.

b. Depreciation

The cost of the Company’s fixed assets are depreciated over the estimated useful lives of the assets, which ranges from five to seven years. Depreciation is computed using the straight-line method, and commences when the assets are placed in service.

c. Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting. The Company has elected a December 31 year-end.

d. Cash and Cash Equivalents

For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

e. Revenue Recognition

The Company recognizes revenue when services have been provided and collection is reasonably assured.

f. Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

AMERICAN RACING CAPITAL, INC.
Notes to the Financial Statements
December 31, 2006 and 2005

NOTE 1 - NATURE OF ORGANIZATION (Continued)

g. Organization Costs

The Company has expensed the costs of its incorporation.

h. Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

i.  Basic Loss Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

	For the year ended December 31, 2006	For the year ended December 31, 2005
Loss (numerator)	$(5,186,557)	$(120,635)
Shares (denominator)	15,691,398	4,516,513
Per share amount	$(0.33)	$(0.03)

j. Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

AMERICAN RACING CAPITAL, INC.
Notes to the Financial Statements
December 31, 2006 and 2005

NOTE 1 - NATURE OF ORGANIZATION (Continued)

j. Recently Issued Accounting Pronouncements (Continued)

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.

NOTE 2 - GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has generated significant losses from operations.

In order to continue as a going concern and achieve a profitable level of operations, the Company will need, among other things, additional capital resources and developing a consistent source of revenues. Management’s plans include raising additional operating funds from the private placement of shares of its common stock.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

AMERICAN RACING CAPITAL, INC.
Notes to the Financial Statements
December 31, 2006 and 2005

NOTE 3 -  SIGNIFICANT EVENTS

The Company entered into a Share Exchange Agreement, dated October 17, 2005, by and among the Company, American Racing Capital, Inc., a Nevada corporation (“ARCI”) and the shareholders of ARCI (the “ARCI Shareholders”). Pursuant the Share Exchange Agreement, the ARCI Shareholders exchanged with, and delivered to the Company all of the issued and outstanding common stock of ARCI in exchange for 1,500,000 shares of the Company’s common stock, par value $0.001 (the “Common Stock”) and 1,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”). The 1,000,000 shares of Series A Preferred Stock can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company’s Common Stock. As a result of the Share Exchange Agreement, and upon the filing of the required Plan and Exchange with the Secretary of State of the State of Nevada on October 19, 2005, ARCI became a wholly-owned subsidiary of the Company.

On October 18, 2005, the Company entered into a Share Exchange Agreement, by and among the Company, ARC Development Corporation, a Nevada corporation (“ARCD”) and the shareholders of ARCD (the “ARCD Shareholders”). Pursuant to the Share Exchange Agreement, the ARCD Shareholders exchanged with, and delivered to, ARC the issued and outstanding common stock of ARCD in exchange for 2,350,000 shares of the Company’s Common Stock, and 1,000,000 shares of Series A Preferred Stock, which can be converted at any time into three hundred (300) fully paid, nonassessable shares of the Company’s Common Stock. As a result of the Share Exchange Agreement, and upon the filing of the required Plan and Exchange with the Secretary of State of the State of Nevada on October 19, 2005, ARCD became a wholly-owned subsidiary of the Company.

The shareholders of ARCI and ARCD became the controlling shareholders of the Company after the acquisitions. Accordingly, the acquisitions are accounted for as a recapitalization of ARCI and ARCD, whereby the historical financial statements of the ARCI and ARCD became the historical financial statements of the company.

On October 27, 2006 the Company entered into a settlement agreement whereby it cancelled 1,500,000 shares of its common stock in exchange for its subsidiaries, FastOne, Inc. and Davy Jones Motorsports, Inc. The Company also agreed to pay its former President $240,000 in severance compensation. The Company is to pay $10,000 per month and owes $200,000 which is included in accrued expenses as of December 31, 2006.

On March 15, 2006, the Company elected to reverse-split its common stock on a 100 shares for one share basis. All references to common stock within these financial statements have been retroactively restated so as to incorporate the effect of this reverse stock-split.

On November 21, 2006, the Company entered into a Shareholders’ Agreement whereby it acquired 51% of the outstanding shares of Motorsports & Entertainment of Tennessee, Inc., a Nevada corporation. (‘MET”) MET in turn holds a 40% interest in LJ&J Enterprises of Tennessee, Inc., a Tennessee corporation. (“LJJ) The Company has the right to acquire up to 80% of LJJ upon payment of $700,000 of which $450,000 has been paid as of December 31, 2006.

AMERICAN RACING CAPITAL, INC.
Notes to the Financial Statements
December 31, 2006 and 2005

NOTE 4 -  DISCONTINUED OPERATIONS

In 2006 the Company discontinued the operations of its wholly owned subsidiaries FastOne, Inc. and Davy Jones Motorsports, Inc. The accompanying financial statements have been presented to reflect the operations.

	For the Years Ended December 31,
	2006	2005
Revenues	$5,375	$88,989
General and administrative	(87,485)	209,624
Other income (expense)	-	-
Net loss before income taxes	(82,110)	(120,635)
Income tax expense	-	-
Net gain	$(82,110)	$(120,635)

NOTE 5 -  UNCONSOLIDATED SUBSIDIARY

The Company accounts for its equity investment in an unconsolidated subsidiary under the equity method of accounting. The investment was acquired late November 2006. The investment is recorded at its cost of $450,000. Permanent impairments are recorded as a loss on the income statement. The Company reviews its investments annually for impairment.The Company accounts for its interest in LJJ using the equity method of accounting whereby the Company records its proportionate share of the net income or loss of the equity interest. The condensed financial statements of LJJ as of December 31, 2006 are as follows:

Balance Sheet:
Cash	$181,469
Property and equipment	15,021
Total Assets	$196,490
Accounts payable and accrued expenses	$53,050
Related party payables	200,000
Stockholders’ equity (deficit)	(56,560)
Total Liabilities and Equity	$196,490
Statement of Operations:
Revenues	$876,374
Operating expenses	1,245,071
Net Loss	$(368,697)

The Company recorded a gain on the disposal of its discontinued operations of $1,339,408.

AMERICAN RACING CAPITAL, INC.
Notes to the Financial Statements
December 31, 2006 and 2005

NOTE 6 -  CONVERTIBLE DEBT

On July 25, 2006, the Company entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (collectively, the “Investors”). Under the terms of the Securities Purchase Agreement, the Investors purchased an aggregate of (i) $2,000,000 in callable convertible secured notes (the “Notes”) and (ii) warrants to purchase 10,000,000 shares of the Company’s Common Stock (the “Warrants”). The Notes carry an interest rate of 6% per annum and a maturity date of July 25, 2009. Pursuant to the Securities Purchase Agreement, the Company must file a registration statement with the U.S. Securities and Exchange Commission within forty-five (45) days of the execution of the Securities Purchase Agreement. The notes are convertible into the Company’s Common Stock at the Applicable Percentage of the average of the lowest three (3) trading prices for our shares of Common Stock during the twenty (20) trading day period prior to conversion. The “Applicable Percentage” means 50%; provided, however, that the Applicable Percentage shall be increased to (i) 55% in the event that a registration statement is filed within thirty days of the closing and (ii) 60% in the event that the registration statement becomes effective within one hundred and twenty days from the Closing. In addition, the Company has granted the investors a security interest in substantially all of its assets, as well as intellectual property and registration rights. In connection with the Securities Purchase Agreement, the Company issued to the Investors seven year warrants to purchase 10,000,000 shares of the Company’s Common Stock at an exercise price of $0.30. The Company recorded an expense of $72,571 for the issuance of the warrants. The beneficial conversion feature attached to the convertible debt results in a discount of $1,000,000 which is being amortized over the 36 month term of the debt. The Company recorded amortization expense of $152,778 during the year ended December 31, 2006. A summary of the convertible debt as of December 31, 2006 is as follows:

Convertible Debt Payable	$1,000,000
Discount	(847,222)
Net	$152,778

PROSPECTUS

AMERICAN RACING CAPITAL, INC.

3,778,466 SHARES OF COMMON STOCK

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Nevada law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if these directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agent in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Our Articles of Incorporation provide that, none of our directors shall be liable to us or our stockholders for damages for breach of fiduciary duty, unless such breach involves a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or involve unlawful payment of dividends or unlawful stock purchases or redemptions, or involves a transaction from which the director derived an improper personal benefit.

In addition, our by-laws provide that we shall indemnify our officers, directors and agents to the fullest extent permissible under Nevada law, and in conjunction therewith, to procure, at our expense, policies of insurance. In addition, our by-laws provide that our directors shall have no liability for monetary damages to the fullest extent permitted under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$12.65
Transfer Agent Fees (1)	$10,000.00
Accounting fees and expenses (1)	$1,500.00
Legal fees and expenses (1)	$50,000.00
Total (1)	$61,512.65

(1) Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities.

On March 26, 2007, we issued to A. Robert Koveleski, 200,000 shares of our common stock for management services rendered. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.

On July 26, 2006, we completed a financing agreement by signing a securities purchase agreement for a maximum of $2,000,000. The initial closing was for financing of the principal amount of $700,000 for which we issued callable secured convertible notes. The initial funding was undertaken as follows: AJW Capital Partners, LLC - $67,900; AJW Offshore, Ltd. - $413,000; AJW Qualified Partners, LLC - $210,000; and New Millennium Capital Partners II, LLC - $9,100. Under the securities purchase agreement, we will receive the principal amount of $600,000 when this SB-2 registration statement is filed with the SEC; and the final principal amount of $700,000 when this registration statement is declared effective. At both times, we will issue callable secured convertible notes for such amounts. The note is convertible into our common shares at the lowest 3 intra-day trading prices during the 20 trading days immediately prior to the conversion date discounted by 40%. The investors in the financing shall not be entitled to convert the promissory note if such conversion would result in any investor solely owning more than 4.99% of our outstanding shares of common stock.

Based on our recent financing, we have also issued 10,000,000 warrants convertible into shares of our common stock. Each Warrant entitles to holder to one share of our common stock. The warrants were issued as follows: AJW Capital Partners, LLC - 970,000 warrants; AJW Offshore, Ltd. - 5,900,000 warrants; AJW Qualified Partners, LLC - 3,000,000 warrants; and New Millennium Capital Partners II, LLC - 130,000 warrants. The exercise price is $.30 and is exercisable for seven years from the date of issuance. The warrants have a cashless exercise feature. For the 10,000,000 warrants issued on July 25, 2006, the expiration date is July 25, 2013.

The convertible notes and the warrants (the “Securities”) were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. No commissions were paid for the issuance of such Securities. The above issuance of Securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by us did not involve a public offering. The holders set forth above were each accredited investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of Securities offered. We did not undertake an offering in which we sold a high number of Securities to a high number of investors. In addition, the holders set forth above had the necessary investment intent as required by Section 4(2) since they agreed to receive a share certificate bearing a legend stating that such shares underlying the Securities are restricted pursuant to Rule 144 of the Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transaction.

On July 18, 2006, we issued to Lionheart Associates, LLC d/b/a Fairhills Capital 8,000,000 shares of our common stock as compensation for consulting services rendered to us. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.

On July 18, 2006, we issued to SW International, LLC 12,000,000 shares of our restricted common stock as compensation for consulting services rendered to us. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.

During the year ended December 31, 2005, the Company issued the following unregistered securities: In connection with the consummation of the Company’s share exchange transactions with the shareholder of ARCI and ARCD, the Company issued 150,000,00 shares of common stock and 1,000,000 shares of Series A Convertible Preferred Stock to the stockholders of ARCI, and 235,000,000 shares of common stock and 1,000,000 shares of Series A Convertible Preferred Stock to the stockholders of ARCD. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.

All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act since the issuance of such shares by us did not involve a public offering. Each of these shareholders was a sophisticated investor and had access to information regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transactions.

Item 27. Exhibits.

Exhibit No.	Description	Location

2.1	Share Exchange Agreement, dated October 17, 2005, by and among the Company, American Racing Capital, Inc., and the shareholders of American Racing Capital, Inc.	Incorporated by reference as Exhibit 99.1 to Form 8-K filed on October 17, 2005

2.2	Share Exchange Agreement, dated October 18, 2005, by and among the Company, ARC Development Corporation, and the shareholders of ARC Development Corporation	Incorporated by reference as Exhibit 99.1 to Form 8-K filed on October 19, 2005

3.1.1	Articles of Incorporation as filed with the Nevada Secretary of State on or about September 8, 1998	Incorporated by reference as Exhibit 3.1.1 to Form 10-SB filed on January 1, 2000

3.1.2	Certificate of Amendment to the Articles of Incorporation as filed with the Nevada Secretary of State on or about June 23, 1999	Incorporated by reference as Exhibit 3.1.2 to Form 10-SB filed on January 1, 2000

3.1.3	Certificate of Designation of the Series A Convertible Preferred Stock of American Racing Capital, Inc.	Incorporated by reference as Exhibit 3.2 to Form 8-K filed on December 5, 2005

3.1.4	Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock of American Racing Capital, Inc.	Incorporated by reference as Exhibit 3.1 to Form 10-QSB filed on January 31, 2006

3.2	Bylaws	Incorporated by reference as Exhibit 3.2 to Form 10-SB filed on January 1, 2000

4.1	Securities Purchase Agreement dated July 25, 2006, by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.1 to Form 8-K filed on August 4, 2006

4.2	Form of Callable Convertible Secured Note by and among New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.2 to Form 8-K filed on August 4, 2006

4.3	Form of Stock Purchase Warrant issued to New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.3 to Form 8-K filed on August 4, 2006

4.4	Registration Rights Agreement dated July 25, 2006 by and among New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.4 to Form 8-K filed on August 4, 2006

Exhibit No.	Description	Location

4.5	Security Agreement dated July 25, 2006 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.5 to Form 8-K filed on August 4, 2006

4.6	Intellectual Property Security Agreement dated July 25, 2006 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.6 to Form 8-K filed on August 4, 2006

4.7	Amendment of Notes dated April 18, 2007	Incorporated by reference as Exhibit 4.7 to Form SB-2 filed April 26, 2007

5.1	Opinion of legality and consent of Anslow & Jaclin, LLP	Filed herewith

10.1	Consulting Agreement, dated August 21, 2002, by and between the Company and Earl Ingarfield	Incorporated by reference as Exhibit 10.1 to Form 10-QSB filed November 14, 2006

10.2	Employment Agreement between D. Davy Jones and ANRC	Incorporated by reference as Exhibit 10.2 to Form 10-QSB filed November 14, 2006

10.3	Employment Agreement between A. Robert Koveleski and ANRC	Incorporated by reference as Exhibit 10.3 to Form 10-QSB filed November 14, 2006

10.4
Shareholders Agreement, as of November 21, 2006, by and among Motorsports & Entertainment of Tennessee, Inc., a Nevada corporation, American Racing Capital, Inc., a Nevada corporation and LJ&J Enterprises, Inc., a Pennsylvania corporation
Incorporated by reference as Exhibit 10.1 to Form 8-K filed on December 20, 2006

10.5	Stock Purchase Agreement, as of November 21, 2006, by and between Motorsports & Entertainment of Tennessee, Inc., a Nevada corporation and LJ&J Enterprises of Tennessee, Inc., a Tennessee corporation	Incorporated by reference as Exhibit 10.2 to Form 8-K filed on December 20, 2006

10.6	Settlement Agreement and General Release, dated October 27, 2006, by and between ANRC and D. Davy Jones	Incorporated by reference as Exhibit 10.12 to Form 8-A filed on February 6, 2007

14.1	Code of Ethics	Incorporated by reference as Exhibit 99.1 to Form 10-KSB filed on March 31, 2005

10.6	Settlement Agreement and General Release, dated October 27, 2006, by and between ANRC and D. Davy Jones	Incorporated by reference as Exhibit 10.12 to Form 8-A filed on February 6, 2007

23.1	Consent of Moore & Associates, Chartered	Filed herewith

Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(a)	Rule 415 Offering: Undertaking pursuant to Item 512(a) of Regulation S-B

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

	(d)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)	Request for Acceleration of Effective Date: Undertaking pursuant to Item 512(e) of Regulation S-B

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(c)	For Purposes of Determining Liability under the Securities Act: Undertaking pursuant to Item 512(g) of Regulation S-B

The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California on June 8, 2007.

AMERICAN RACING CAPITAL, INC.

By:	/s/ A. Robert Koveleski
A. Robert Koveleski
Chief Executive Officer, President, Interim Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

The undersigned directors and officers of American Racing Capital, Inc. hereby constitute and appoint A. Robert Koveleski, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ A. Robert Koveleski A. Robert Koveleski	Chairman, Chief Executive Officer, President, Interim Principal Accounting Officer	June 8, 2007